UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.     )

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ESSA Bancorp, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ESSA Bancorp, Inc.

200 Palmer Street

Stroudsburg, Pennsylvania 18360

January 25, 2018

Dear Fellow Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of ESSA Bancorp, Inc. Our Annual Meeting will be held at Northampton Community College, Monroe Campus, located at 2411 Route 715, Tannersville, Pennsylvania 18372, on March 1, 2018 at 10:00 a.m. local time.

The enclosed Notice of Annual Meeting of Stockholders and Proxy Statement describe the formal business to be transacted at the Annual Meeting, which includes a report on the operations of the Company. Directors and officers of the Company will be present to answer any questions that you and other stockholders may have. Also enclosed for your review is our Annual Report on Form 10-K, which contains detailed information concerning the activities and operating performance of the Company.

The business to be conducted at the Annual Meeting consists of the election of three directors; the ratification of the appointment of S.R. Snodgrass, P.C. as our independent registered public accountants for the fiscal year ending September 30, 2018; and the consideration of an advisory, non-binding resolution with respect to the executive compensation described in the Proxy Statement. The Board of Directors has determined that the matters to be considered at the Annual Meeting are in the best interest of ESSA Bancorp, Inc. and its stockholders, and the Board of Directors unanimously recommends a vote “FOR” the election of the director nominees as well as each other matter to be considered.

Please indicate your vote by using the enclosed proxy card or by voting by telephone or internet, even if you currently plan to attend the Annual Meeting. This will not prevent you from voting in person, but will assure that your vote is counted. Your vote is important.

Sincerely,

Gary S. Olson
President, Chief Executive Officer and Director

ESSA Bancorp, Inc.

200 Palmer Street

Stroudsburg, Pennsylvania 18360

(570) 421-0531

NOTICE OF

ANNUAL MEETING OF STOCKHOLDERS

To Be Held On March 1, 2018

NOTICE IS HEREBY GIVEN that the Annual Meeting of the Stockholders of ESSA Bancorp, Inc. will be held at Northampton Community College, Monroe Campus, located at 2411 Route 715, Tannersville, Pennsylvania 18372, on March 1, 2018 at 10:00 a.m. local time.

A proxy statement and proxy card for the Annual Meeting are enclosed. The Annual Meeting is for the purpose of considering and acting upon:

1.	the election of three directors;

2.	the ratification of the appointment of S.R. Snodgrass, P.C. as independent registered public accountants for the fiscal year ending September 30, 2018;

3.	an advisory, non-binding resolution with respect to the executive compensation described in the Proxy Statement; and

4.	such other business as may properly come before the Annual Meeting, and any adjournments or postponement thereof.

The Board of Directors is not aware of any other such business. Any action may be taken on the foregoing proposals at the Annual Meeting, including all adjournments thereof. Stockholders of record at the close of business on January 12, 2018 are the stockholders entitled to vote at the Annual Meeting. A list of stockholders entitled to vote will be open and available for inspection at Northampton Community College, Monroe Campus, located at 2411 Route 715, Tannersville, Pennsylvania 18372 during the entire Annual Meeting.

By Order of the Board of Directors
ESSA Bancorp, Inc.

Stroudsburg, Pennsylvania	Suzie T. Farley
January 25, 2018	Corporate Secretary

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AND VOTED AT THE ANNUAL MEETING. STOCKHOLDERS WHOSE SHARES ARE HELD IN REGISTERED FORM HAVE A CHOICE OF VOTING BY PROXY CARD, TELEPHONE OR THE INTERNET, AS DESCRIBED ON YOUR PROXY CARD. STOCKHOLDERS WHOSE SHARES ARE HELD IN THE NAME OF A BROKER, BANK OR OTHER HOLDER OF RECORD MUST VOTE IN THE MANNER DIRECTED BY SUCH HOLDER. CHECK YOUR PROXY CARD OR THE INFORMATION FORWARDED BY YOUR BROKER, BANK OR OTHER HOLDER OF RECORD TO SEE WHICH OPTIONS ARE AVAILABLE TO YOU. ANY STOCKHOLDER OF RECORD PRESENT AT THE ANNUAL MEETING MAY WITHDRAW HIS OR HER PROXY AND VOTE PERSONALLY ON ANY MATTER PROPERLY BROUGHT BEFORE THE ANNUAL MEETING. IF YOU ARE A STOCKHOLDER WHOSE SHARES ARE NOT REGISTERED IN YOUR OWN NAME, YOU WILL NEED APPROPRIATE DOCUMENTATION FROM THE STOCKHOLDER OF RECORD TO VOTE IN PERSON AT THE ANNUAL MEETING.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MARCH 1, 2018: THIS PROXY STATEMENT, PROXY CARD AND ESSA BANCORP, INC.’S 2017 ANNUAL REPORT TO STOCKHOLDERS ARE EACH AVAILABLE AT WWW.ESSAPROXY.COM.

i

ESSA BANCORP, INC.

PROXY STATEMENT FOR THE

2018 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on March 1, 2018

GENERAL INFORMATION

This Proxy Statement and accompanying Proxy Card and the 2017 Annual Report to Stockholders are being furnished to the stockholders of ESSA Bancorp, Inc. (sometimes referred to as “ESSA Bancorp” or the “Company”) in connection with the solicitation of proxies by the Board of Directors of ESSA Bancorp, for use at the 2018 Annual Meeting of Stockholders. The Annual Meeting will be held on March 1, 2018, at 10:00 a.m., local time, at Northampton Community College, Monroe Campus, located at 2411 Route 715, Tannersville, Pennsylvania 18372. The term “Annual Meeting,” as used in this Proxy Statement, includes any adjournment or postponement of such meeting.

This Proxy Statement is dated January 25, 2018 and is first being mailed to stockholders on or about January 25, 2018.

The 2018 Annual Meeting of Stockholders

Date, Time and Place	The Annual Meeting of Stockholders will be held on March 1, 2018, at 10:00 a.m., local time, at Northampton Community College, Monroe Campus, located at 2411 Route 715, Tannersville, Pennsylvania 18372.

Record Date	January 12, 2018.

Shares Entitled to Vote	11,638,458 shares of ESSA Bancorp common stock were outstanding on the Record Date and are entitled to vote at the Annual Meeting.

Purpose of the Annual Meeting	To consider and vote on the election of three directors; the ratification of the appointment of S.R. Snodgrass, P.C. as ESSA Bancorp’s independent registered public accountants for the fiscal year ending September 30, 2018; and the consideration of an advisory, non-binding resolution with respect to the executive compensation described in the Proxy Statement.

Vote Required	Directors are elected by a plurality of votes cast, without regard to either broker non-votes or proxies as to which authority to vote for the nominees being proposed is withheld. The ratification of the appointment of S.R. Snodgrass, P.C. as independent registered public accountants is determined by a majority of the votes cast, without regard to broker non-votes or proxies marked “ABSTAIN.” As to the advisory, non-binding resolution with respect to our executive compensation as described in this Proxy Statement, a stockholder may: (i) vote “FOR” the resolution; (ii) vote “AGAINST” the resolution; or (iii) “ABSTAIN” from voting on the resolution. The affirmative vote of a majority of the votes cast at the Annual Meeting, without regard to either broker non-votes, or shares as to which the “ABSTAIN” box has been selected on the proxy card, is required for the approval of this non-binding resolution.

Your Board of Directors Recommends a Vote in Favor of The Proposals

The Board of Directors has determined that the matters to be considered at the Annual Meeting are in the best interest of ESSA Bancorp and its stockholders, and the Board of Directors unanimously recommends a vote “FOR” the election of the director nominees as well as each other matter to be considered.

ESSA Bancorp, Inc.	ESSA Bancorp, Inc., a Pennsylvania-chartered corporation, is the holding company for ESSA Bank & Trust, an FDIC-insured, Pennsylvania-chartered savings bank that operates from its executive office and 22 community offices throughout the Greater Pocono, Lehigh Valley, Scranton/Wilkes-Barre and suburban Philadelphia markets in Pennsylvania. At September 30, 2017, ESSA Bancorp had consolidated assets of $1.8 billion, consolidated deposits of $1.3 billion and consolidated stockholders’ equity of $182.7 million. Our principal executive offices are located at 200 Palmer Street, Stroudsburg, Pennsylvania 18360, and our telephone number is (570) 421-0531.

Who Can Vote

The Board of Directors has fixed January 12, 2018 as the record date for determining the stockholders entitled to receive notice of and to vote at the Annual Meeting. Accordingly, only holders of record of shares of ESSA Bancorp common stock, par value $0.01 per share, at the close of business on such date will be entitled to vote at the Annual Meeting. On January 12, 2018, 11,638,458 shares of ESSA Bancorp common stock were outstanding and held by approximately 1,875 holders of record. The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of ESSA Bancorp common stock is necessary to constitute a quorum at the Annual Meeting.

How Many Votes You Have

Each holder of shares of ESSA Bancorp common stock outstanding on January 12, 2018 will be entitled to one vote for each share held of record. However, ESSA Bancorp’s Articles of Incorporation provide that stockholders of record who beneficially own in excess of 10% of the then-outstanding shares of common stock of ESSA Bancorp are not entitled to any vote with respect to the shares held in excess of that 10% limit. A person or entity is deemed to beneficially own shares that are owned by an affiliate, as well as by any person acting in concert with such person or entity.

Matters to Be Considered

The purpose of the Annual Meeting is to vote on the election of three directors; to ratify the appointment of S.R. Snodgrass, P.C. as our independent registered public accountants for the fiscal year ending September 30, 2018; and to consider an advisory, non-binding resolution with respect to the executive compensation described in the Proxy Statement.

You may be asked to vote upon other matters that may properly be submitted to a vote at the Annual Meeting. You also may be asked to vote on a proposal to adjourn or postpone the Annual Meeting. ESSA Bancorp could use any adjournment or postponement for the purpose, among others, of allowing additional time to solicit proxies.

How to Vote

You may vote your shares by completing and signing the enclosed Proxy Card and returning it in the enclosed postage-paid envelope or by attending the Annual Meeting. Alternatively, you may choose to vote your shares using the internet or telephone voting options explained on your Proxy Card. You should complete and return the Proxy Card accompanying this document, or vote using the internet or telephone voting options, in order to ensure that your vote is counted at the Annual Meeting, or at any adjournment or postponement of the Annual Meeting, regardless of whether you plan to attend. Where no instructions are indicated, validly executed proxies will be voted “FOR” the election of the three director nominees named on the Proxy Statement as well as    “FOR” each other proposal set forth in this Proxy Statement for consideration at the Annual Meeting.

If you are a stockholder whose shares are not registered in your own name, you will need appropriate documentation from the stockholder of record to attend the Annual Meeting. Examples of such documentation include a broker’s statement or letter or other documentation that will confirm your ownership of shares of ESSA Bancorp common stock. If you want to vote your shares of ESSA Bancorp common stock that are held in street name in person at the Annual Meeting, you will need a written proxy in your name from the broker, bank or other nominee who holds your shares.

The Board of Directors is currently unaware of any other matters that may be presented for consideration at the Annual Meeting. If other matters properly come before the Annual Meeting, or at any adjournment or postponement of the Annual Meeting, shares represented by properly submitted proxies will be voted, or not voted, by the persons named as proxies on the Proxy Card in their best judgment.

Quorum and Vote Required

The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of ESSA Bancorp common stock is necessary to constitute a quorum at the Annual Meeting. Abstentions and broker non-votes will be counted solely for the purpose of determining whether a quorum is present. A proxy submitted by a broker that is not voted is sometimes referred to as a broker non-vote.

Directors are elected by a plurality of votes cast, without regard to either broker non-votes or proxies as to which authority to vote for the nominees being proposed is “WITHHELD.” The ratification of the appointment of S.R. Snodgrass, P.C. as independent registered public accountants is determined by a majority of the votes cast, without regard to broker non-votes or proxies marked “ABSTAIN.” As to the advisory, non-binding resolution with respect to our executive compensation as described in this Proxy Statement, a stockholder may: (i) vote “FOR” the resolution; (ii) vote “AGAINST” the resolution; or (iii) “ABSTAIN” from voting on the resolution. The affirmative vote of a majority of the votes cast at the Annual Meeting, without regard to either broker non-votes, or shares as to which the “ABSTAIN” box has been selected on the proxy card, is required for the approval of this non-binding resolution. While this vote is required by law, it will neither be binding on ESSA Bancorp or the Board of Directors, nor will it create or imply any change in the fiduciary duties of, or impose any additional fiduciary duty on ESSA Bancorp or the Board of Directors.

If you participate in the ESSA Bank & Trust Employee Stock Ownership Plan (the “ESOP”) or if you hold ESSA Bancorp common stock through the ESSA Bank & Trust 401(k) Plan (the “401(k) Plan”), you will receive a vote authorization form that reflect all shares you may direct the trustees to vote on your behalf under the plans. Under the terms of the ESOP, the ESOP trustee will vote all shares held by the ESOP, but each ESOP participant may direct the trustee how to vote the shares of common stock allocated to his or her account. The ESOP trustee, subject to the exercise of its fiduciary responsibilities, will vote all unallocated shares of common stock held by the ESOP and all allocated shares for which no voting instructions are received in the same proportion as shares for which it has received timely voting instructions. Under the terms of the 401(k) Plan, a participant is entitled to provide voting instructions for all shares credited to his or her 401(k) Plan account and held in the ESSA Bancorp Stock Fund. Shares for which no voting instructions are given or for which instructions were not timely received will be voted in the same proportion as shares for which voting instructions were received. Pursuant to the terms of the ESSA Bancorp 2016 Equity Incentive Plan, a participant is entitled to direct how to vote his or her non-vested restricted shares of ESSA Bancorp. The deadline for returning your voting instructions is February 22, 2018.

Revocability of Proxies

You may revoke your proxy at any time before the vote is taken at the Annual Meeting. You may revoke your proxy by:

•	submitting written notice of revocation to the Corporate Secretary of ESSA Bancorp prior to the voting of such proxy;

•	submitting a properly executed proxy bearing a later date;

•	using the internet or telephone voting options explained on the Proxy Card; or

•	voting in person at the Annual Meeting; however, simply attending the Annual Meeting without voting will not revoke an earlier proxy.

Written notices of revocation and other communications regarding the revocation of your proxy should be addressed to:

ESSA Bancorp, Inc.

200 Palmer Street

Stroudsburg, Pennsylvania 18360

Attention: Suzie T. Farley, Corporate Secretary

If your shares are held in street name, your broker votes your shares and you should follow your broker’s instructions regarding the revocation of proxies.

Solicitation of Proxies

ESSA Bancorp will bear the entire cost of soliciting proxies from you. In addition to the solicitation of proxies by mail, ESSA Bancorp will request that banks, brokers and other holders of record send proxies and proxy material to the beneficial owners of ESSA Bancorp common stock and secure their voting instructions. ESSA Bancorp will reimburse such holders of record for their reasonable expenses in taking those actions. ESSA Bancorp has also made arrangements with Laurel Hill Advisory Group, LLC to assist ESSA Bancorp in soliciting proxies and has agreed to pay them a fee of $6,500 plus reasonable expenses for these services. If necessary, ESSA Bancorp may also use several of its regular employees, who will not be separately compensated, to solicit proxies from stockholders, personally or by telephone, facsimile or letter.

Recommendation of the Board of Directors

The Board of Directors has determined that the matters to be considered at the Annual Meeting are in the best interest of ESSA Bancorp and its stockholders, and the Board of Directors unanimously recommends a vote “FOR” the election of the director nominees as well as each other matter to be considered.

Security Ownership of Certain Beneficial Owners and Management

Persons and groups who beneficially own in excess of five percent of the Company’s common stock are required to file certain reports with the Securities and Exchange Commission regarding such beneficial ownership. The following table sets forth, as of January 12, 2018, certain information as to the shares of the Company’s common stock owned by persons who beneficially own more than five percent of the Company’s outstanding shares of common stock. We know of no persons, except as listed below, who beneficially owned more than five percent of the outstanding shares of the Company’s common stock as of January 12, 2018. For purposes of the following table and the table included under the heading “Management,” in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, a person is deemed to be the beneficial owner of any shares of common stock (i) over which he or she has, or shares, directly or indirectly, voting or investment power or (ii) as to which he or she has the right to acquire beneficial ownership at any time within 60 days after January 12, 2018.

Name and Address of Beneficial Owner	Number of Shares Owned and Nature of Beneficial Ownership		Percent of Shares of Common Stock Outstanding(1)
The ESSA Bank & Trust Employee Stock Ownership Plan First Bankers Trust Services, Inc., Trustee 2321 Kochs Lane Quincy, Illinois 62305	1,311,064	(2)	11.26%

(1)	Based on 11,638,458 shares of the ESSA Bancorp common stock outstanding as of January 12, 2018.
(2)	This information is based on a Schedule 13G/A filed with the Securities and Exchange Commission on February 9, 2017 by First Bankers Trust Services, Inc., as Trustee on behalf of ESSA Bank & Trust Employee Stock Ownership Plan Trust. According to the filing, ESSA Bank & Trust Employee Stock Ownership Plan Trust had sole power to vote or direct 1,311,064 shares of the Company’s common stock.

The following table sets forth information about the shares of ESSA Bancorp common stock owned by each nominee for election as director, each incumbent director, each named executive officer identified in the summary compensation table included elsewhere in this Proxy Statement, and all nominees, incumbent directors and executive officers as a group, as of January 12, 2018.

Names	Position(s) held in the Company	Shares Owned Directly and Indirectly		Percent of Class(1)
NOMINEES
Timothy S. Fallon	Director	5,160		*	%
Brian T. Regan	Director	31,256	(2)	*	%
Robert C. Selig, Jr.	Director	87,134		*	%
DIRECTORS CONTINUING IN OFFICE
Gary S. Olson	Director, President and Chief Executive Officer	191,817	(3)	1.62%
Joseph S. Durkin	Director	1,200		*	%
Christine Davis Gordon	Director	—		*	%
Daniel J. Henning	Director	58,190		*	%
Frederick E. Kutteroff	Director	63,065	(4)	*	%
William A. Viechnicki, D.D.S.	Director	66,810	(5)	*	%
Elizabeth B. Weekes	Director	39,010	(6)	*	%
NAMED EXECUTIVES OFFICERS WHO ARE NOT DIRECTORS
Charles D. Hangen	Executive Vice President, Chief Operating Officer	27,588	(7)	*	%
Allan A. Muto	Executive Vice President and Chief Financial Officer	172,431	(8)	1.46%
Diane K. Reimer	Senior Vice President, Administration/Operations Division	139,374	(9)	1.18%
Stephen H. Patterson	Senior Vice President, Chief Lending Officer	4,271	(10)	*	%
All directors and executive officers as a group (17 persons)		1,045,854		8.83%

*	Less than 1%.
(1)	Based upon 11,849,909 shares outstanding. Includes restricted stock awards and options to purchase shares of common stock which are exercisable within 60 days of the record date.
(2)	Includes 24,000 shares held in Mr. Regan’s IRA and 402 shares held by a family trust.
(3)	Includes 266 shares held by Mr. Olson’s spouse’s IRA, 40,315 shares held by Mr. Olson’s 401(k) and 12,311 shares held in Mr. Olson’s Employee Stock Ownership Plan account (based upon latest available information). Includes options to purchase 70,844 shares of common stock, which are exercisable within 60 days of the record date.
(4)	Includes 10,219 shares held by Mr. Kutteroff’s spouse. Includes options to purchase 14,127 shares of common stock, which are exercisable within 60 days of the record date.
(5)	Includes 44,000 shares held in Dr. Viechnicki’s IRA, and 15,000 shares held by Dr. Viechnicki’s spouse.
(6)	Includes options to purchase 12,127 shares of common stock, which are exercisable within 60 days of the record date.
(7)	Includes 8,518 shares held by Mr. Hangen’s IRA, 4,140 shares held by Mr. Hangen’s spouse’s IRA and 3,454 shares held in Mr. Hangen’s Employee Stock Ownership Plan account (based upon latest available information).

(8)	Includes 10,227 shares held by Mr. Muto’s 401(k) and 12,311 shares held in Mr. Muto’s Employee Stock Ownership Plan account (based upon latest available information). Includes options to purchase 65,485 shares of common stock, which are exercisable within 60 days of the record date.
(9)	Includes 23,185 shares held by Ms. Reimer’s 401(k) and 10,866 shares held in Ms. Reimer’s Employee Stock Ownership Plan account (based upon latest available information). Includes options to purchase 40,485 shares of common stock, which are exercisable within 60 days of the record date.
(10)	Includes 300 shares held by Mr. Patterson’s 401(k).

Section 16(a) Beneficial Ownership Reporting Compliance

The common stock is registered with the Securities and Exchange Commission pursuant to Section 12(b) of the Securities Exchange Act of 1934. The officers and directors of the Company and beneficial owners of greater than 10% of the common stock are required to file reports on Forms 3, 4 and 5 with the Securities and Exchange Commission disclosing beneficial ownership and changes in beneficial ownership of the common stock. Securities and Exchange Commission rules require disclosure in the Company’s Proxy Statement or Annual Report on Form 10-K of the failure of an officer, director or 10% beneficial owner of the common stock to file a Form 3, 4, or 5 on a timely basis. Based on the Company’s review of ownership reports, all such reports were filed on a timely basis during the fiscal year ended September 30, 2017, other than one Form 4 filing each for Director Henning and Chief Financial Officer Muto which were delayed due to administrative errors.

PROPOSAL I – ELECTION OF DIRECTORS

The Board of Directors currently consists of ten (10) members and is divided into three classes, with one class of directors elected each year. Three (3) directors will be elected at the Annual Meeting and will serve until their successors have been elected and qualified. The Nominating and Corporate Governance Committee has nominated Timothy S. Fallon, Brian T. Regan and Robert C. Selig, Jr. to serve as directors for a three-year term.

The biographies of each of the nominees and continuing board members below contain information regarding the person’s business experience and the experiences, qualifications, attributes or skills that caused the Nominating and Corporate Governance Committee and the Board of Directors to determine that the person should serve as a director. The principal occupation during the past five years of each of our directors is set forth below. All directors have held their present positions for at least five years unless otherwise stated. Each existing director is also a director of ESSA Bank & Trust.

All of the nominees and directors continuing in office are or were long-time residents of the communities served by ESSA Bancorp and many of such individuals have operated, or currently operate, businesses located in such communities. As a result, each nominee and director continuing in office has significant knowledge of the businesses that operate in ESSA Bancorp’s market area, an understanding of the general real estate market, values and trends in such communities and an understanding of the overall demographics of such communities. As the holding company for a community banking institution, ESSA Bancorp believes that the local knowledge and experience of its directors assists ESSA Bancorp in assessing the credit and banking needs of its customers, developing products and services to better serve its customers and assessing the risks inherent in its lending operations, and provides ESSA Bancorp with greater business development opportunities.

It is intended that the proxies solicited on behalf of the Board (other than proxies in which the vote is withheld as to the nominees) will be voted at the Annual Meeting “FOR” the election of the nominees. If the nominees are unable to serve, the shares represented by all such proxies will be voted for the election of such substitute as the Board may recommend. At this time, the Board knows of no reason why the nominees would be unable to serve if elected. Except as indicated herein, there are no arrangements or understandings between the nominees and any other person pursuant to which such nominees were selected.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES LISTED IN THIS PROXY STATEMENT.

Directors and Executive Officers

Following is the business experience for the past five years of each of the Company’s directors and executive officers with their ages as of September 30, 2017.

Nominees for Director for a Term of Three Years

Timothy S. Fallon, age 53, is the Chief Executive Officer of PBS39/WLVT and Executive Director of the PBS39 Foundation, both relating to the public media station for the Greater Lehigh Valley of Pennsylvania. Mr. Fallon previously served as Project Director for PBS39 at SteelStacks, a public media and education center, as well as a Chief Executive Officer of a wine accessories business based in Allentown, Pennsylvania and as EVP/Chief Financial Officer of a privately owned chain of 200 hair salons. He is a founding director of Revere Bank of Laurel, Maryland. He was a founding director of Team Capital Bank, prior to its sale to The Provident Bank, New Jersey, and previously served as a director of Lafayette Ambassador Bank, based in Bethlehem, Pennsylvania. Mr. Fallon’s extensive business and banking experience is of significant benefit to the Board of Directors.

Brian T. Regan, age 57, was appointed to the Board of Directors on March 22, 2011. He is a shareholder with the certified public accounting firm of Regan, Levin, Bloss, Brown & Savchak, P.C. Mr. Regan is currently a director with Saucon Insurance Company and was previously with KPMG LLP and MidLantic National Bank. Mr.

Regan is a graduate of The University of Scranton with a Bachelor of Science in Accounting. Mr. Regan has over 30 years of public accounting experience, including working with financial institutions and public companies. This experience benefits the Board of Directors in its oversight of financial reporting and disclosure issues.

Robert C. Selig, Jr., age 69, has served as President of Selig Construction Company since 1972. Selig Construction Company focuses on its landscape and nursery business. Mr. Selig is a graduate of West Side Area Vocational/Technical School. Mr. Selig has been a director of the Company since its inception and a director of ESSA Bank & Trust since 1990. Mr.  Selig’s experience as a local businessman focusing on real estate matters is of great value to the Board of Directors.

Terms to Expire Fiscal Year 2019

Gary S. Olson, age 63, has been President and Chief Executive Officer of ESSA Bank & Trust since 2000. Mr. Olson began his career at ESSA Bank & Trust in 1977. Mr. Olson is a graduate of East Stroudsburg University. Mr. Olson has been a director of the Company since its inception and a director of ESSA Bank & Trust since 2000. Mr. Olson’s extensive banking experience and knowledge of local markets enhance the breadth of experience of the Board of Directors.

William A. Viechnicki, D.D.S., age 73, has been in the private practice of orthodontics in East Stroudsburg, Pennsylvania since 1971. Dr. Viechnicki is a graduate of Pennsylvania State University and Temple University School of Dentistry where he serves as a professor of orthodontics. Dr. Viechnicki has been a director of the Company since its inception and a director of ESSA Bank & Trust since 1981. Dr. Viechnicki has extensive knowledge of the communities served by ESSA Bank & Trust.

Joseph S. Durkin, age 58, is Executive Vice President of Reilly Associates, a firm established in 1930 and headquartered in Pittston, Pennsylvania which provides engineering, environmental, and surveying services to clients. He has overseen engineering projects throughout Pennsylvania and New York. He has provided guidance for project management, engineering, finance, and scheduling among numerous other activities. Durkin previously held analytical positions with Rohm and Haas Company, FMC Corporation and Chevron Research Company, and is a partner in Northeast Infrastructure LLC, a service disabled veteran owned small business, which provides project development services. He holds a bachelor’s degree in engineering from Princeton University and an MBA from the University of Chicago, and is active in numerous local philanthropic and professional organizations. Mr. Durkin’s extensive business experience is of significant benefit to the Board and led to his appointment to the Board of Directors in 2016.

Christine Davis Gordon, age 41, is Deputy Chief Compliance Officer with Olympus Corporation of the Americas, responsible for overseeing compliance practices across the Company’s business groups in North America and Latin America, which employ more than 5,000 people. She previously served as a staff attorney with Olympus. Prior to joining Olympus, she was Assistant District Attorney for the Philadelphia District Attorney’s office as a member of the Economic and Cyber Crime Unit Investigations Division and Trial Division. She graduated from Lehigh University in Bethlehem, Pennsylvania and received her law degree from Villanova University. Ms. Gordon’s experience as an attorney and a compliance officer provide a unique perspective to the Board and led to her appointment to the Board of Directors in 2016.

Terms to Expire Fiscal Year 2020

Daniel J. Henning, age 65, is the Owner of A. C. Henning Enterprises, Inc., builder developers of multi-family and commercial projects in the Pocono area. Mr. Henning is also a partner in AMD/Henning Leasing a family real estate holding partnership. He has previously served on several public authorities in Monroe County. Mr. Henning has been a director of the Company since its inception and a director of ESSA Bank & Trust since 1995. Mr. Henning’s experience as a real estate developer and a local business owner led to his appointment to the Board of Directors in 1995.

Frederick E. Kutteroff, age 74, served as President and Chief Executive Officer of Keystone Savings Bank from 1990 until his retirement in 2003. Mr. Kutteroff holds a Certificate of Business Administration from Temple University. Mr. Kutteroff has been a director of the Company since its inception and a director of ESSA Bank & Trust since 2005. Mr. Kutteroff’s experience in the banking sector led to his appointment to the Board of Directors in 2005.

Elizabeth B. Weekes, age 58, has been a partner in the law firm Bensinger and Weekes, P.A. since 1987. Ms. Weekes’s practice focuses on real estate, civil litigation, domestic relations, banking, municipalities and estates. Ms. Weekes is a graduate of Colgate University and Dickinson School of Law. Ms. Weekes has been a director of the Company since its inception and a director of ESSA Bank & Trust since 1998. Ms. Weekes’s experience as a real estate attorney provides a unique perspective to the Board of Directors.

Executive Officers of ESSA Bank & Trust Who Are Not Also Directors

Allan A. Muto, age 57, has been the Executive Vice President and Chief Financial Officer of ESSA Bank & Trust since January 2006. Prior to that time, Mr. Muto served as Executive Vice President, Chief Operating Officer beginning in 2001.

Charles D. Hangen, age 45, was appointed Executive Vice President, Chief Operating Officer in May 2017. In August, 2015, Mr. Hangen was appointed Senior Vice President, Chief Operating Officer. Prior to that time, Mr. Hangen served as Senior Vice President, Lending Services Division beginning in 2014. Mr. Hangen joined ESSA Bank & Trust as Vice President, Credit Administration in August 2012. Previously, Mr. Hangen served as Vice President of Lending for First Star Bank from 2004 through August 2012.

Diane K. Reimer, age 61, has been Senior Vice President, Administration/Operations Division since 2013. Previously, Ms. Reimer was Vice President, Delivery Systems Division since 1998 and first joined ESSA Bank & Trust in 1983.

Thomas J. Grayuski, age 56, was appointed Senior Vice President, Human Resources Services Division in May 2017. Prior to that Mr. Grayuski served as Vice President, Human Resources Services Division since 2000 and joined ESSA Bank & Trust in 1996.

Stephen H. Patterson, age 52, has been Senior Vice President, Chief Lending Officer since July 2016. Previously, Mr. Patterson served in various senior executive positions at TD Bank, N.A., including Regional Vice President, as well as at other financial institutions. Mr. Patterson is the immediate past Chairman of the Board of Governors for the Greater Lehigh Valley Chamber of Commerce.

Peter A. Gray, age 53, was appointed Executive Vice President, Chief Banking Officer in December 2017. Mr. Gray joined the Bank in March of 2017 as an Executive Vice President, Director of Strategic Initiatives. Previously, Mr. Gray served in various executive positions at National Penn Bank in Allentown as well as at other financial institutions.

Corporate Governance and Code of Ethics and Business Conduct

ESSA Bancorp is committed to maintaining sound corporate governance principles and the highest standards of ethical conduct and is in compliance with applicable corporate governance laws and regulations.

The Board has adopted a code of ethics for the principal executive officer, principal financial officer, principal accounting officer and all persons performing similar functions. The code of ethics is designed to deter wrongdoing and to promote honest and ethical conduct, the avoidance of conflicts of interest, full and accurate disclosure and compliance with all applicable laws, rules and regulations. The code of ethics is available on the Company’s website at www.essabank.com. Amendments to and waivers from the code of ethics are disclosed on the Company’s website.

Director Independence

The Board has determined that, except for Mr. Olson, each member of the Board is an “independent director” within the meaning of the NASDAQ corporate governance listing standards and the Company’s corporate governance policies. Mr. Olson is not considered independent as he is an executive officer of the Company. There were no transactions that the Board of Directors needed to review that are not required to be reported under “—Transactions with Certain Related Persons” that would bear in the determination of the independence of the directors.

Our Board of Directors is currently chaired by William A. Viechnicki, who is a non-executive director. This structure ensures a greater role for the independent directors in the oversight of ESSA Bancorp and ESSA Bank & Trust, and active participation of the independent directors in setting agendas and establishing priorities and procedures for the work of the Board.

The Board of Directors is actively involved in oversight of risks that could affect ESSA Bancorp. This oversight is conducted primarily through committees of the Board of Directors, but the full Board of Directors has retained responsibility for general oversight of risks. The Board of Directors satisfies this responsibility through full reports by each committee chair regarding such committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within ESSA Bancorp. Risks relating to the direct operations of ESSA Bank & Trust are further overseen by the Board of Directors of ESSA Bank & Trust, which consists of the same individuals who serve on the Board of Directors of ESSA Bancorp.

Board Meetings and Committees

The Board of Directors of ESSA Bancorp met 12 times during the fiscal year ended September 30, 2017. The Board of Directors of ESSA Bank & Trust met 12 times during the fiscal year ended September 30, 2017. No director attended fewer than 75% in the aggregate of the total number of Board meetings held (during the period in which they served) and the total number of committee meetings on which he or she served (during the period in which they served) during the fiscal year ended September 30, 2017. Executive sessions of the independent directors are conducted on a regular basis. Although not required, attendance of Board members at the Annual Meeting of Stockholders is encouraged.

The Company has three standing Board committees: Compensation; Nominating and Corporate Governance; and Audit.

Compensation Committee

The Compensation Committee consists of three independent directors: Ms. Weekes (Chair) and Messrs. Kutteroff and Durkin. The responsibilities of the Compensation Committee include reviewing the overall compensation philosophy of ESSA Bancorp, determining the salaries and other forms of compensation to be paid to the President and Chief Executive Officer and those executive officers who report directly to the President and Chief Executive Officer, review of directors’ compensation and administration of management compensation plans.

None of these individuals was an officer or employee of ESSA Bancorp or ESSA Bank & Trust during the fiscal year ended September 30, 2017, or is a former officer of ESSA Bancorp or ESSA Bank & Trust. Each member of the Compensation Committee is independent in accordance with the listing standards of the NASDAQ Stock Market. Our Compensation Committee operates under a written charter, adopted by the Board of Directors, which is available at our website at www.essabank.com. This charter is reviewed and, if applicable, revised annually. The Compensation Committee met three (3) times during the fiscal year ended September 30, 2017.

Analysis of Compensation Risk. In setting compensation, the Compensation Committee also considers the risks to ESSA’s stockholders that may be inherent in the compensation program and to the achievement of our goals. Based on its review, the Compensation Committee believes our compensation programs represent an appropriate balance of short-term and long-term compensation and do not encourage executive officers or other employees to take unnecessary or excessive risks that are reasonably likely to have a material adverse effect on the Company. The Compensation Committee review also considered our internal controls, policies and risk-mitigating components in our incentive arrangements currently in place.

We considered the following elements, among others, of our executive compensation plans and policies when evaluating whether such plans and policies encourage our executives to take unreasonable risks:

•	We set performance goals that we believe are reasonable but challenging in light of past performance and market conditions;

•	We have a balanced portfolio between long-term and short-term compensation, variable and fixed pay, and cash and equity with a compensation portfolio weighted similar to our peers; and

•	Our executive stock ownership guidelines require our executives to hold certain levels of stock which aligns an appropriate portion of their personal wealth to the long-term performance of the Company.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee, which currently consists of Messrs. Henning (Chair), Kutteroff, Selig, Fallon and Ms. Weekes, is responsible for identifying individuals qualified to become Board members and recommending a group of nominees for election as directors at each annual meeting of stockholders, ensuring that the Board and its committees have the benefit of qualified and experienced independent directors, and developing a set of corporate governance policies and procedures. The Nominating and Corporate Governance Committee operates under a written charter, adopted by the Board of Directors, which is available at our website at www.essabank.com, and each member of the Nominating and Corporate Governance Committee is independent under the listing standards of the NASDAQ Stock Market. This charter is reviewed and, if applicable, revised annually. The Nominating and Corporate Governance Committee met three (3) times during the fiscal year ended September 30, 2017.

The Nominating and Corporate Governance Committee identifies nominees by evaluating the current members of the Board willing to continue in service. Current members of the Board with skills and experience that are relevant to the Company’s business and who are willing to continue in service are first considered for re-nomination, balancing the value of continuity of service by existing members of the Board with that of obtaining a new perspective. If any member of the Board does not wish to continue in service, or if the Nominating and Corporate Governance Committee or the Board decides not to re-nominate a member for re-election, or if the size of the Board is increased, the Nominating and Corporate Governance Committee would solicit suggestions for director candidates from all Board members and may consider candidates submitted by stockholders. In addition, the Nominating and Corporate Governance Committee is authorized by its charter to engage a third party to assist in the identification of director nominees.

The Nominating and Corporate Governance Committee would seek to identify a candidate who at a minimum satisfies the following criteria:

•	has the highest personal and professional ethics and integrity and whose values are compatible with those of the Company;

•	has experiences and achievements that have given him/her the ability to exercise and develop good business judgment;

•	is willing to devote the necessary time to the work of the Board and its committees, which includes being available for Board and committee meetings;

•	is familiar with the communities in which the Company operates and/or is actively engaged in community activities;

•	is involved in other activities or interests that do not create a conflict with his/her responsibilities to the Company and its stockholders; and has the capacity and desire to represent the balanced, best interests of the stockholders of the Company as a group, and not primarily a special interest group or constituency.

The Nominating and Corporate Governance Committee will also take into account whether a candidate satisfies the criteria for “independence” in accordance with the listing standards of the NASDAQ Stock Market, and, if a candidate with financial and accounting expertise is sought for service on the Audit Committee, whether the individual qualifies as an “audit committee financial expert.”

The Committee does not have a formal policy or specific guidelines regarding diversity among Board members, and generally views and values diversity from the perspective of professional and life experiences, as well as geographic location, representative of the markets in which we do business. The Committee recognizes that diversity in professional and life experiences may include consideration of gender, race, or national origin, in identifying individuals who possess the qualifications that the Committee believes are important to be represented on the Board.

Procedures for the Consideration of Board Candidates Submitted by Stockholders

The Nominating and Corporate Governance Committee has adopted procedures for the consideration of Board candidates submitted by stockholders. Stockholders can submit the names of candidates for director by writing to the Corporate Secretary of the Company, at ESSA Bancorp, Inc., 200 Palmer Street, Stroudsburg, Pennsylvania 18360. The submission must include the following information:

•	a statement that the writer is a stockholder and is proposing a candidate for consideration by the Nominating and Corporate Governance Committee;

•	the name and address of the stockholder as they appear on the Company’s books, and number of shares of the Company’s common stock that are owned beneficially by the stockholder (if the stockholder is not a holder of record, appropriate evidence of the stockholder’s ownership will be required);

•	the name, address and contact information for the candidate, and the number of shares of common stock of the Company that are owned by the candidate (if the candidate is not a holder of record, appropriate evidence of the stockholder’s ownership should be provided);

•	a statement of the candidate’s business and educational experience;

•	such other information regarding the candidate as would be required to be included in the proxy statement pursuant to Securities and Exchange Commission Regulation 14A;

•	a statement detailing any relationship between the candidate and any customer, supplier or competitor of the Company;

•	detailed information about any relationship or understanding between the proposing stockholder and the candidate; and

•	a statement that the candidate is willing to be considered and willing to serve as a Director if nominated and elected.

To be timely, the submission of a candidate for Director by a stockholder must be received by the Corporate Secretary at least one hundred and twenty (120) days prior to the anniversary of the date of the proxy statement relating to the preceding year’s annual meeting of stockholders. The Company received no submission for Board nominees for this Annual Meeting.

Procedures for the Nomination of Directors by Stockholders

In addition to submitting candidates to the Board for consideration, a stockholder may nominate candidates for election as directors in accordance with Article 3.12 of the Company’s bylaws. Such stockholder’s notice shall set forth the following:

•	the name, age, business address and residence address of the stockholder who intends to make the nomination and of the person or persons to be nominated;

•	the principal occupation or employment of the stockholder submitting the notice and of each person being nominated;

•	the class and number of shares of the Company’s stock which are beneficially owned by the stockholder submitting the notice;

•	a representation that the stockholder is and will continue to be a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

•	a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder;

•	such other information regarding the stockholder submitting the notice, each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission; and

•	the consent of each nominee to serve as a director of the Company if so elected.

Stockholder Communications with the Board

A stockholder of the Company who wants to communicate with the Board or with any individual director can write to the Chair of the Nominating and Corporate Governance Committee at ESSA Bancorp, Inc., 200 Palmer Street, Stroudsburg, Pennsylvania 18360. The letter should indicate that the author is a stockholder and if shares are not held of record, should include appropriate evidence of stock ownership. Depending on the subject matter, the Chair will:

•	forward the communication to the director(s) to whom it is addressed;

•	handle the inquiry directly, for example, where it is a request for information about the Company or it is a stock-related matter; or

•	not forward the communication if it is primarily commercial in nature, relates to an improper or irrelevant topic, or is unduly hostile, threatening, illegal or otherwise inappropriate.

At each Board meeting, the Chair of the Nominating and Corporate Governance Committee shall present a summary of all communications received since the last meeting and make those communications available to the directors upon request.

Audit Committee

The Audit Committee, which currently consists of Messrs. Kutteroff (Chair), Henning, Regan, Selig, Fallon and Ms. Gordon, is responsible for providing oversight relating to our financial statements and financial reporting process, systems of internal accounting and financial controls, internal audit function, annual independent audit and the compliance and ethics programs established by management and the Board. Each member of the Audit Committee is independent in accordance with the listing standards of the NASDAQ Stock Market and under

Securities and Exchange Commission Rule 10A-3. The Board of Directors believes that each of Mr. Kutteroff and Mr. Regan qualify as an “audit committee financial expert” as that term is defined in the rules and regulations of the Securities and Exchange Commission. The Audit Committee met four (4) times during the fiscal year ended September 30, 2017.

Our Audit Committee operates under a written charter, which is available at our website at www.essabank.com. The duties and responsibilities of the Audit Committee include, among other things:

•	overseeing the integrity of the Company’s financial statements;

•	overseeing the Company’s compliance with legal and regulatory requirements;

•	overseeing the independent registered public accountant’s qualifications and independence;

•	overseeing the performance of the Company’s internal audit function and independent registered public accountant; and

•	overseeing the Company’s system of disclosure controls and system of internal controls regarding finance, accounting, and legal compliance.

The Audit Committee reports to the Board of Directors on its activities and findings.

Audit Committee Report

Management has the primary responsibility for the Company’s internal controls and financial reporting process. The independent registered public accountants are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board and issuing an opinion thereon. The Audit Committee’s responsibility is to monitor and oversee these processes. As part of its ongoing activities, the Audit Committee has:

•	reviewed and discussed with management and the independent registered public accountants the Company’s audited consolidated financial statements for the fiscal year ended September 30, 2017;

•	met with the Company’s CEO, CFO, internal auditors and the independent registered public accountants, both together and in separate executive sessions, to discuss the scope and the results of the audits and the overall quality of the Company’s financial reporting and internal controls;

•	discussed with the independent registered public accountants the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA Professional Standards, Vol. 1, AU Section 380), as adopted by the PCAOB under Rule 3200T;

•	received the written disclosures and the letter from the independent registered public accountants required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accountants’ communications with the Audit Committee concerning independence, and discussed with the independent registered public accountants its independence from the Company; and

•	pre-approved all audit, audit related and other services to be provided by the independent registered public accountants.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2017 be filed with the Securities and Exchange Commission.

The Audit Committee

Frederick E. Kutteroff (Chair)	Daniel J. Henning	Timothy S. Fallon
Brian T. Regan	Robert C. Selig, Jr.	Christine Davis Gordon

Transactions with Certain Related Persons

Loans and Extensions of Credit. The Sarbanes-Oxley Act of 2002 generally prohibits us from making loans to our executive officers and directors, but it contains a specific exemption from such prohibition for loans made by ESSA Bank & Trust to our executive officers and directors in compliance with federal banking regulations. Federal regulations require that all loans or extensions of credit to executive officers and directors of insured institutions must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and must not involve more than the normal risk of repayment or present other unfavorable features. ESSA Bank & Trust is therefore prohibited from making any loans or extensions of credit to executive officers and directors at different rates or terms than those offered to the general public, except for loans made to executive officers under a benefit program maintained by ESSA Bank & Trust that is generally available to all other employees and that does not give preference to any executive officer over any other employee.

In addition, loans made to a director or executive officer must be approved in advance by a majority of the disinterested members of the Board of Directors. The aggregate amount of our loans to our officers and directors and their related entities was $1,730,570 at September 30, 2017. As of September 30, 2017, these loans were performing according to their original terms.

Set forth below is certain information as to loans made by ESSA Bank & Trust to certain of its directors and executive officers, or their affiliates, pursuant to the loan program disclosed above, whose aggregate indebtedness to ESSA Bank & Trust exceeded $120,000 at any time since October 1, 2016. Unless otherwise indicated all of the loans are secured loans and all loans designated as residential loans are secured by the borrower’s principal place of residence.

Name of Individual	Loan Type	Date Originated	Original Loan Amount	Highest Balance Since October 1, 2016	Balance on September 30, 2017	Interest Rate
Gary S. Olson	Conventional Mortgage	01/13/03	$600,000	$374,497	$342,658	2.90%
Robert C. Selig	Line of Credit	11/26/08	$188,000	$172,329	$172,329	Prime minus 0.25%
	Auto	4/27/16	$63,988	$58,843	$46,356	1.54%
	Commercial Line of Credit	12/10/09	$125,000	$70,448	$65,448	Prime plus 1.75%
Brian T. Regan	Conventional Mortgage	11/28/11	$215,000	$123,300	$101,777	3.25%
	Line of Credit	10/30/03	$100,000	$21,401	$8,251	Prime
Charles D. Hangen	Conventional Mortgage	06/07/12	$352,500	$318,656	$308,806	3.75%
	Line of Credit	06/01/17	$30,000	$500	$0	Prime

Pursuant to the Company’s Audit Committee Charter, the Audit Committee periodically reviews and approves the Company’s transactions with directors and executive officers of the Company and with firms that employ directors, as well as any other transactions with related persons to determine whether the transactions are fair, reasonable and within Company policy and should be ratified and approved. Other than as provided in the Audit Committee Charter, the Company does not maintain a written policy for the review of transactions with related persons.

COMPENSATION MATTERS

Compensation Committee Interlocks and Insider Participation

Our Compensation Committee determines the salaries and other forms of compensation to be paid each year to the President and Chief Executive Officer and those executive officers who report directly to the President and Chief Executive Officer. The Compensation Committee currently consists of Ms. Weekes (Chair) and Messrs. Kutteroff and Durkin. None of these individuals was an officer or employee of ESSA Bancorp or ESSA Bank & Trust during the fiscal year ended September 30, 2017, or is a former officer of ESSA Bancorp or ESSA Bank & Trust.

During the fiscal year ended September 30, 2017: (i) no executive of ESSA Bancorp served as a member of the Compensation Committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on the Compensation Committee of ESSA Bancorp; (ii) no executive officer of ESSA Bancorp served as a director of another entity, one of whose executive officers served on the Compensation Committee of ESSA Bancorp; and (iii) no executive officer of ESSA Bancorp served as a member of the Compensation Committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as a director of ESSA Bancorp, except that for part of the fiscal year Mr. Olson served as a member of the human resources committee of PBS39, a community-owned public television station serving eastern Pennsylvania and western New Jersey. Mr. Fallon, a director of the Company, is the Chief Executive Officer of PBS39. Mr. Olson discontinued service on that committee as of fiscal year end September 30, 2017.

Compensation Committee Report

Pursuant to rules and regulations of the Securities and Exchange Commission, this Compensation Report shall not be deemed incorporated by reference to any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that ESSA Bancorp specifically incorporates this information by reference, and otherwise shall not be deemed “soliciting material” or to be “filed” with the Securities and Exchange Commission subject to Regulation 14A or 14C of the Securities and Exchange Commission or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended.

The Compensation Committee of ESSA Bancorp has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation Committee

Elizabeth B. Weekes (Chair)	Joseph S. Durkin	Frederick E. Kutteroff

Compensation Discussion and Analysis (CD&A)

This CD&A provides an overview of our executive compensation program and fiscal year pay determinations for our President and Chief Executive Officer (“CEO”) and other named executive officers (collectively, the “NEOs” or “Named Executive Officers”), as shown below:

•	Gary S. Olson, President and CEO

•	Allan A. Muto, Executive Vice President and Chief Financial Officer

•	Charles D. Hangen, Executive Vice President and Chief Operating Officer

•	Stephen H. Patterson, Senior Vice President, Chief Lending Officer

•	Diane K. Reimer, Senior Vice President, Administration/Operations Division

Executive Summary

In 2017, the Company remained committed to following long-term strategies and controlling risks, which together are strategies intended to result in increased equity value for our stockholders. As we stayed true to our strategic course, the Company focused on growing commercial banking relationships, increasing core deposits and improving the Company’s efficiency ratio.

Company Performance

For the fiscal year ended September 30, 2017:

•	Total commercial loans outstanding increased 9.0% to $420.5 million at September 30, 2017 compared to $385.4 million at September 30, 2016. Total core deposits increased to 60.0% of total deposits at fiscal year-end 2017 compared to 58.0% a year earlier.

•	Continuing its focus on productivity, the Company decreased total operating expenses by 3.31% in 2017 compared to 2016. The Company closed one supermarket branch in September 2017 and announced the closing of its remaining three supermarket branches scheduled for December 2017.

•	Total net loans outstanding increased 1.4% to $1.24 billion at September 30, 2017 compared $1.22 billion at September 30, 2016. Total non-performing loans as a percentage of total assets declined to 0.80% at September 30, 2017 from 1.09% at September 30, 2016. Total non-performing assets as a percentage of total assets declined to 0.88% at September 30, 2017 from 1.24% at September 30, 2016.

•	The Company reported net income of $7.3 million, or $0.69 per diluted share.

•	The Company’s return on average assets and return on average equity (which were important drivers for 2017 compensation payouts), respectively, were 0.42% and 4.11% for the 2017 period, compared with median results of 0.50% and 4.39% for the Raymond James Mid-Atlantic Thrifts Peer Group of 42 thrifts.

2017 Compensation Decisions

In light of the Company’s performance, the following compensation actions were taken in 2017:

•	Base Salary: For 2017, there were no increases in base salary for any named executive officers except for Mr. Hangen, who received a 5.0% increase, and Mr. Patterson, who received a 6.1% increase, both based on market competitive rates.

Going forward for 2018, it is anticipated that there will be no increases in base salary for any named executive officers, except for Messrs. Hangen and Patterson, whose increases were again based upon competitive market rates.

•	Annual Cash Incentives: Payouts at 66.7% of target were granted based on the Company’s ROA performance relative to the Raymond James Mid-Atlantic Thrifts Peer Group of 42 thrifts.

•	Long Term Incentives: The value of the long-term grants for 2017 were determined based on a number of factors, including:

•	The executive’s level within the Company;

•	Competitive market practices; and

•	The executive’s performance leading up to the date of the grant.

•	For the fiscal year ending September 30, 2017, the actual amount of the performance portion of the award was based on attainment of an ROE target (which was set by the Board at the beginning of the fiscal year) over a one-year performance period, subject to additional vesting for any earned awards. Based on the Company’s ROE performance, participants earned 78.3% of the target amount, with 25% vesting at the end of fiscal year 2017, and the remaining portion of the award vesting in 25% increments over the next three fiscal years.

Say-On-Pay

We provide our stockholders with an annual opportunity to provide an advisory vote FOR or AGAINST the compensation of our NEOs. At last year’s annual meeting, a majority of our stockholders voted in favor of the compensation of our named executives with approximately 95% of the votes cast approving the “say on pay” proposal. Although the say on pay vote is advisory and is not binding on our Board, the Compensation Committee is committed to understanding our shareholder views on our compensation program and seriously considers the outcome of the vote when making future executive compensation decisions. We have worked and will continue to work with outside independent advisors to ensure our programs follow best practices and are market competitive.

Governance Practices & Policies

Our pay practices emphasize good governance and market practice.

We do		We do not
✓	Place significant emphasis on variable compensation, which includes cash and equity awards that are entirely dependent on the achievement of financial goals	×	Offer compensation-related tax gross-ups including Section 280G gross-ups

✓	Use performance-related long-term compensation	×	Have any excessive perquisites

✓	Use performance-related annual compensation with the bar having been raised for threshold performance from 25th to 35th percentile in 2016

✓	Have stock ownership requirements for executives and directors	×	Re-price stock options

✓	Have an executive compensation clawback policy to ensure accountability	×	Have single-trigger equity vesting

✓	Have an independent compensation consultant advising the Compensation Committee

We do
✓	Responsibly manage the use of equity compensation

✓	Conduct periodic compensation risk reviews to ensure our programs do not motivate employees to take unnecessary risk

✓	Have double-trigger equity vesting

Executive Compensation Objectives and Philosophy

The primary objectives of the Company’s executive compensation program are the following:

•	Institute pay programs that align executive interests with stockholder value creation

•	Align compensation with the external market in order to enable the Company to attract, motivate and retain key executive talent

•	Link pay and performance

•	Balance risk and reward in order to mitigate unnecessary risk to the Company by avoiding certain compensation practices that may incentivize risk

•	Be appropriate from both an internal (company) and external (market) perspective

To achieve these objectives, the Company has structured the NEO compensation program in the following manner:

•	Salary levels and merit increases that reflect position responsibilities, competitive market rates, strategic importance of the position and individual performance.

•	Annual cash incentive (i.e., bonus) payments that are based on the Company’s annual financial performance, as approved by the Compensation Committee, and achievement of certain strategic non-financial performance objectives. The Compensation Committee may only exercise negative discretion over bonus payments to the CEO and other NEOs (positive discretion is prohibited).

•	Long-term equity-based incentives that reward outstanding performance with incentives that focus our management team on creating stockholder value over the long term. By increasing the equity holdings of our NEOs, we provide them with a continuing stake in our long-term success. Performance-based targets were set for determining the size of a portion of the grants of restricted stock made for the fiscal year, coupled with a four-year vesting schedule for such awards.

•	Benefit programs that provide all of our employees, including the NEOs, with access to health and welfare benefits. All of our employees are also eligible to participate in retirement plans sponsored by the Company. Our benefit programs are designed to be competitive with our peers. To support these objectives, our total compensation (sum of base salary, annual incentive, long-term incentives) and benefits package for our NEOs are generally positioned around median competitive levels for commensurate performance, taking into account the relative responsibilities of our NEOs. Actual total compensation in any given year may be above or below the target level and market median, based on individual and corporate performance.

Compensation Decision Process

The Compensation Committee is responsible for establishing and overseeing the executive compensation program, annually reviewing and approving the compensation of the CEO and reviewing and approving the CEO’s recommendations regarding the compensation of the other NEOs. The Compensation Committee makes reference to market data to determine changes in compensation of the NEOs, and it weighs a variety of different factors in its deliberations.

The CEO does not play any role in the Compensation Committee’s determination of his own pay. When appropriate, the Compensation Committee meets in executive session absent the CEO. The Compensation Committee does, however, solicit input from the CEO concerning the performance and compensation of the other NEOs. The CEO bases his recommendations on his assessment of each individual’s performance, external market pay practices, retention risk and the Company’s overall pay philosophy. All NEO compensation decisions are ultimately made by the Compensation Committee.

Role of Compensation Consultant

The Compensation Committee engaged the services of an independent compensation consultant to assist it in evaluating executive compensation programs and in making determinations regarding executive officer compensation. In 2017, the Compensation Committee retained a nationally recognized compensation firm to serve as its independent compensation consultant. The independent compensation consultant reports directly to the Compensation Committee, is available to advise the Compensation Committee and does not perform any other services for the Company. The independent compensation consultant has certified to the Compensation Committee that they are “independent” within the meaning of applicable laws, regulations and stock exchange requirements.

Assessing Competitive Practice (Peer Groups)

In order to ensure that the Company is providing a competitive executive compensation program that will attract and retain key executive talent, the Company periodically conducts a market-based compensation analysis. The Company conducts this market analysis with the assistance of an independent compensation consultant using two types of market data:

•	Peer group data: The Compensation Committee used the pay levels and compensation practices of the following 18-company peer group to set pay levels for fiscal year 2017, as determined with the assistance of the independent compensation consultant, which includes companies similar in asset size, geographic region and within the same industry as the Company.

2017 Peer Group
ACNB Corporation	Ocean Shore Holding Co.*

Arrow Financial Corporation

BSB Bancorp, Inc.

Chemung Financial Corporation

Citizens & Northern Corp.

Citizens Financial Services Inc.

Clifton Bancorp Inc.

CNB Financial Corp.

Codorus Valley Bancorp, Inc.

Old Line Bancshares, Inc.

Orrstown Financial Services, Inc.

Penns Woods Bancorp, Inc.

Peoples Financial Services Corp.

Republic First Bancorp, Inc.

Sun Bancorp, Inc.

United Community Financial Corp.

Unity Bancorp, Inc.

*	Due to merger and acquisition activity, significant changes in company asset size and other factors among the peer group, the Company modified its peer group by eliminating peers noted with a single asterisk. Going forward, the Compensation Committee used the pay levels and compensation practices of the following 17 company peer group to set pay levels for fiscal year 2018:

2018 Peer Group
ACNB Corporation	Old Line Bancshares, Inc.

Arrow Financial Corporation

BSB Bancorp, Inc.

Chemung Financial Corporation

Citizens & Northern Corp.

Citizens Financial Services Inc.

Clifton Bancorp Inc.

CNB Financial Corp.

Codorus Valley Bancorp, Inc.

Orrstown Financial Services, Inc. Penns Woods Bancorp, Inc. Peoples Financial Services Corp. Republic First Bancorp, Inc. Sun Bancorp, Inc. United Community Financial Corp. Unity Bancorp, Inc.

•	Survey data: The Compensation Committee also considered third-party compensation data surveys that focused on banks that were similar to the Company in asset size and geographic region since we believe that our most direct competitors for executive talent are not necessarily limited to the companies included in our Peer Group. The Compensation Committee does not materially rely upon data from any individual company participating in any of the surveys in making compensation decisions.

Elements of the Compensation Package and 2017 Pay Outcomes

Our total compensation package primarily consists of base salaries, annual incentives and long-term incentives. We also provide modest benefits available to all employees in addition to limited retirement benefits.

Base Salaries. Executive officer base salary levels are evaluated by the Compensation Committee on an annual basis. In general, salary ranges are developed considering the results of the independent review of the competitiveness of the total compensation program for the position, as well as overall importance of each position within the organization. The Compensation Committee then takes into consideration the NEO’s performance and contribution to the long-term goals of the Company, leadership, operational effectiveness and experience in the industry, overall competitiveness with market levels, as well as recent operating results, performance targets and other relevant factors.

Fiscal Year 2017 Base Salaries

The Committee did not increase the base salary for any of the named executive officers except for Messrs. Hangen and Patterson for 2017. As both base salaries were well below market median levels, the Committee determined that such increases would help bring them closer to competitive rates. Mr. Hangen received an annual base salary increase of $10,150 (5%) which was effective beginning in the Company’s fiscal 2017 year. Mr. Patterson received an annual base salary increase of $10,000 (6.1%) which was effective during the Company’s fiscal 2017 year.

Name	2016 Salary	2017 Salary	Percent Change
Gary S. Olson	$420,000	$420,000	0%
Allan A. Muto	$223,600	$223,600	0%
Charles D. Hangen	$203,000	$213,150	5.0%
Stephen H. Patterson	$165,000	$175,000	6.1%
Diane K. Reimer	$156,000	$156,000	0%

Fiscal Year 2018 Base Salaries

Base salaries for Named Executive Officers remained unchanged for 2018 except for Messrs. Hangen and Patterson. As both base salaries were well below market median levels, these increases are intended to bring them closer to competitive rates. Mr. Hangen received an annual base salary increase of $14,850 (7%) which was effective beginning in the Company’s fiscal 2018 year. Mr. Patterson received an annual base salary increase of $10,000 (5.7%) which was effective during the Company’s fiscal 2018 year.

Annual Incentives. The ESSA Bank & Trust Executive/Management Annual Incentive Plan is a cash bonus plan designed to motivate and reward participants, including the NEOs, for their contribution to the Company and for achieving annual financial goals. The Compensation Committee established bonus targets for each NEO as a percentage of base salary. For 2017, actual bonuses were paid out at 66.7% of target as follows:

Name	Target Bonus %	Actual Bonus as % of Base Salary	Actual Bonus Paid in Cash
Gary S. Olson	50%	33.3%	$140,028
Allan A. Muto	40%	26.7%	$59,634
Charles D. Hangen	45%	30.0%	$63,886
Stephen H. Patterson	35%	23.3%	$40,172
Diane K. Reimer	35%	23.3%	$36,395

The Company uses a formulaic annual incentive plan based on the Company’s achievement of ROA goals relative to the Raymond James Mid-Atlantic Thrifts Peer Group of 42 thrifts (“RJ Index”). At the end of fiscal year 2017, the Company’s ROA and the ROAs of each member of the RJ Index was calculated. The Company’s relative ROA was then calculated, and a corresponding payout percentage was calculated pursuant to the following table:

2017 Relative ROA Performance	Actual Payout % As % of Target Bonus %
< 35th Percentile	0%
35th Percentile (threshold)	50%
50th Percentile (target)	100%
75th Percentile (maximum)	150%

The Compensation Committee previously modified the threshold percentile performance level in the annual incentive plan to make it even more rigorous. Specifically, no bonus will be paid if the ROA falls below the 35th percentile.

For fiscal year 2017, the Company’s ROA of 0.42%, was equivalent to the 40.0 percentile of the Mid-Atlantic Thrifts Peer Group, whose median ROA was 0.50%, equating to an actual payout percentage of 66.7%.

Long-Term Incentive Compensation. To further align the Company’s compensation program with Company performance, the Company splits long-term awards to NEOs between time-based restricted stock and performance-based restricted stock. The value of the long-term grants for 2017 was determined based on a number of factors, including the level of the executive’s seniority, competitive market practice and the executive’s performance leading up to the date of the grant. The 2017 long-term grants were split into two components:

•	50% of the award value is granted in the form of time-based restricted stock, 25% of which vests at the end of fiscal year 2017, with an additional 25% vesting annually on September 30, 2018, 2019 and 2020, respectively. At each vesting date, awards are issued as Company common stock. The primary objective of the time-based restricted stock award is to reward employee contributions and encourage continued employment (retention) with the Company.

•	50% of the award value is granted in the form of performance-based restricted stock subject to achievement of performance criteria over a one-year performance period and additional vesting for any achieved awards. At each vesting date, awards are settled in cash.

•	Executives can earn between 0% and 150% of the performance-based restricted stock award granted based upon the Company’s ROE performance over a one-year period (achievement will be interpolated between the various performance points on the table), as adjusted by the Committee pursuant to the plan:

Actual ROE Performance (% of Target)	Actual Award (% of Target)
<80%	0%
80% (threshold)	50%
100% (target)	100%
125% (maximum)	150%

•	The performance target for the fiscal year ending September 30, 2016 was an ROE of 4.50% (which was set by the Board at the beginning of the fiscal year), with a threshold performance of 3.60% (80% of the target level) and a maximum performance of 5.63% (125% of the target level).

•	For the fiscal year 2017 period, the Company’s actual ROE of 4.11% resulted in an actual payout percentage of 78.3% of target.

•	All performance-based awards will be settled in cash.

•	The primary objectives of the performance-based restricted stock awards are to (i) reward the executive for the Company’s performance, (ii) align his or her financial interests with the long-term interests of the Company’s stockholders, and (iii) encourage the continued retention of the executive. This plan addresses the Company’s desire to incorporate a financial goal that was measureable and controllable by the Company’s management while acknowledging that multi-year performance goals are subject to changes in the market beyond the Company’s control.

•	For 2018, the Committee, while considering the Company’s strategic goals, enhanced the Long Term Incentive Compensation plan by reducing the current ROE goal to 65% of the plans total goal and adding a goal of reducing the Company’s efficiency ratio where successful attainment of the stated goal will equal 35% of the plan’s total goal.

Executives will forfeit any unvested restricted stock awards if their employment by the Company is terminated for any reason prior to vesting, except in the event of death, disability or involuntary termination following a change in control.

Other Compensation. While the majority of each NEO’s compensation packages are comprised of base salary, annual incentives and long-term incentives as discussed above, the Company does provide very limited benefits, which are discussed following our tabular disclosures, below.

Other Compensation Policies and Guidelines

Stock Ownership Guidelines. To align the interests of the Company’s NEOs with the interests of the Company’s shareholders, the Company maintains stock ownership guidelines, where NEOs are required to own shares of common stock equal to a specified multiple of their annual base salary. The applicable levels are as follows:

CEO	3x salary
CFO	2x salary
Other NEOs	1x salary

NEOs have five years from the date of hire to meet these ownership requirements. As of September 30, 2017, all NEOs were in compliance with the Company’s stock ownership guidelines.

Clawback Policy. In accordance with our clawback policy and, as a condition to receiving incentive compensation, NEOs agree to return bonus and other incentive compensation paid by the Company (including cancellation of outstanding equity awards and reimbursement of any gains realized on such awards) if: (i) the payment or award was granted, earned or vested based in whole or in part on the attainment (i.e., a measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements); (ii) there is an accounting restatement of financial statements due to material noncompliance with financial reporting requirements under the federal securities laws (a “Restatement”); and (iii) the amount of the bonus or incentive compensation, as calculated under the restated financial results, is less than the amount actually paid or awarded under the original financial results. Only incentive compensation that is paid during (or with respect to) the three years preceding a Restatement is subject to the foregoing clawback.

Tax Deductibility under Section 162(m) of the Internal Revenue Code. The Company’s compensation programs are intended to provide for compensation that is tax deductible. Section 162(m) of the Internal Revenue Code places a $1.0 million limit on the amount of compensation that we may deduct for tax purposes for any year with respect to certain executive officers. The $1.0 million limit does not apply to performance-based compensation, as defined under Section 162(m). The Company’s executive compensation program is designed to maximize the deductibility of compensation. When warranted due to competitive or other factors, however, the Compensation Committee may in certain circumstances decide to exceed the deductibility limit under Section 162(m) or to otherwise pay non-deductible compensation. The exemption from Section 162(m)’s deduction limit for performance based compensation has been repealed, effective for taxable years beginning after December 31, 2017, such that compensation paid to our NEOs in excess of $1.0 million will not be deductible unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017.

Summary Compensation Table

The following table sets forth, for the fiscal years ended September 30, 2017, 2016 and 2015, certain information as to the total compensation paid to the Company’s President and Chief Executive Officer, Executive Vice President and Chief Financial Officer and the three other most highly compensated executive officers of ESSA Bancorp.

Summary Compensation Table
Name and principal position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in pension value and non-qualified deferred compensation earnings (4) ($)	All Other compensation ($)		Total ($)	Total Without Change in Pension Value ($)(10)
Gary S. Olson President and Chief Executive Officer	2017 2016 2015	420,000 435,154 398,154	— — —	150,024 150,018 150,022	140,028 225,540 217,512	173,014 377,442 1,545,956	44,173 28,972 24,651	(5)	927,239 1,217,126 2,336,295	754,225 839,684 790,339
Allan A. Muto Executive Vice President and Chief Financial Officer	2017 2016 2015	223,600 231,776 214,354	— — —	74,996 75,008 75,012	59,634 96,092 93,673	9,488 91,168 31,979	32,597 24,965 21,960	(6)	400,315 519,009 436,978	390,827 427,841 404,999
Charles D. Hangen Senior Vice President, Chief Operating Officer	2017 2016 2015	212,946 209,708 173,177	— — —	85,004 85,014 60,004	63,886 97,808 75,678	5,116 16,000 8,533	27,546 8,637 6,757	(7)	394,498 417,167 324,149	389,382 401,167 315,616
Stephen H. Patterson Senior Vice President, Chief Lending Officer	2017	172,192	—	50,008	40,172	—	19,303	(8)	281,675	281,675
Diane K. Reimer Senior Vice President, Administration/Operations Division	2017 2016 2015	156,000 161,700 149,677	— — —	50,008 50,024 50,008	36,395 58,665 57,236	35,848 205,334 59,482	23,952 16,785 13,662	(9)	302,203 492,508 330,065	266,355 287,174 270,583

(1)	For 2016, the amounts in this column reflect an additional payroll period, and consequently the amounts shown are higher than the executive’s annual base salary.
(2)	The amounts in this column reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718, of restricted stock awards pursuant to the ESSA Bancorp, Inc. 2007 and 2016 Equity Incentive Plans. Assumptions used in the calculation of these amounts are included in footnote 12 to our audited financial statements for the fiscal year ended September 30, 2017 included in our Annual Report on Form 10-K. 50% of an executive’s 2017 restricted stock awards was performance-based and 50% was time-based. Assuming vesting of performance-based awards granted in 2017 at the maximum level of 150% of target, the grant date fair value of these performance-based awards would have been as follows: Mr. Olson: $112,518; Mr. Muto: $56,247; Mr. Hangen: $63,753; Mr. Patterson: $37,506; and Ms. Reimer: $37,506. The number of performance-based awards are determined at the fiscal year end following the date of grant and then are subject to a time-based vesting schedule as described in the “Outstanding Equity Awards at Year End” table below. All performance-based awards will be settled in cash.
(3)	See discussion of “Annual Incentives” above.
(4)	Mr. Olson and Ms. Reimer are eligible to receive 70% of final average compensation (determined over the executive’s high 5-year average compensation during the 10 years before retirement) payable for the remainder of their lifetime if they retire from the Company after completing 30 years of service with the Company. This benefit is comprised of the Company’s qualified and non-qualified retirement plan benefits. The amount of the total benefit provided under each component varies, but in the aggregate, the target benefit remains 70% of final average compensation. See the Pension Benefits table below for the present value of the benefit accumulated under the Pension Plan and SERP for all named executive officers.

(footnotes continued on next page)

(5)	Includes $15,701 for health insurance premiums; $434 for dental insurance premiums; $59 for vision insurance premiums; $6,054 for life insurance premiums and benefits; $918 for long term disability insurance premiums; $6,391 for personal use of a bank owned automobile; 401(k) match of $9,692 and $4,924 for dividends on unvested stock awards.
(6)	Includes $11,575 for health insurance premiums; $434 for dental insurance premiums; $59 for vision insurance premiums; $3,542 for life insurance premiums and benefits; $713 for long term disability insurance premiums; $8,602 for personal use of a bank owned automobile; 401(k) match of $5,160 and $2,512 for dividends on unvested stock awards.
(7)	Includes $8,819 for health insurance premiums; $434 for dental insurance premiums; $59 for vision insurance premiums; $1,101 for life insurance premiums and benefits; $652 for long term disability insurance premiums, $9,000 for an automobile allowance; 401(k) match of $4,919 and $2,562 for dividends on unvested stock awards.
(8)	Includes $14,042 for health insurance premiums; $434 for dental insurance premiums; $59 for vision insurance premiums; $615 for life insurance premiums and benefits, $378 for long term disability insurance premiums; 401(k) match of $3,231 and $544 for dividends on unvested stock awards.
(9)	Includes $15,701 for health insurance premiums; $434 for dental insurance premiums; $59 for vision insurance premiums; $2,004 for life insurance premiums and benefits, $477 for long-term disability insurance premiums; 401(k) match of $3,600 and $1,677 for dividends on unvested stock awards.
(10)	To show how the year-over-year change in pension value impacted total compensation, as determined under SEC rules, we have included this column to show total compensation without pension value changes. The amounts reported in this column are calculated by subtracting the change in pension value reported in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column, as described in footnote 2 to this table, from the amounts reported in the Total column. The amounts reported in this column differ substantially from, and are not a substitute for, the amounts reported in the Total column. The increase in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column resulted from increases to average compensation and aging one more year.

Grants of Plan-Based Awards. The following table sets forth information regarding plan-based awards made to our named executive officers for the fiscal year ended September 30, 2017. The “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards” shown in the table below refer to awards made under our Annual Cash Incentive Plan, discussed above under “Annual Incentives.”

Grants Of Plan-Based Awards Table For The Fiscal Year Ended September 30, 2017

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock Awards ($)(4)
		Threshold	Target	Maximum	Threshold	Target	Maximum
Name	Grant Date	($)	($)	($)	(#)	(#)	(#)
Gary S. Olson, President and Chief Executive Officer	10/1/2016	105,000	210,000	315,000	—	—	—	—	—
	12/13/2016	—	—	—	2,264	4,527	6,791	—	75,012
	12/13/2016	—	—	—	—	—	—	4,527	75,012
Allan A. Muto, Executive Vice President and Chief Financial Officer	10/1/2016	44,720	89,440	134,160	—	—	—	—	—
	12/13/2016	—	—	—	1,132	2,263	3,395	—	37,498
	12/13/2016	—	—	—	—	—	—	2,263	37,498
Charles D. Hangen, Executive Vice President, Chief Operating Officer	10/1/2016	47,913	95,826	143,739	—	—	—	—	—
	12/13/2016	—	—	—	1,283	2,565	3,848	—	42,502
	12/13/2016	—	—	—	—	—	—	2,565	42,502
Stephen H. Patterson, Senior Vice President, Chief Lending Officer	10/1/2016	30,134	60,267	90,401	—	—	—	—	—
	12/13/2016	—	—	—	755	1,509	2,264	—	25,004
	12/13/2016	—	—	—	—	—	—	1,509	25,004
Diane K, Reimer, Senior Vice President, Administration/Operations Division	10/1/2016	27,300	54,600	81,900	—	—	—	—	—
	12/13/2016	—	—	—	755	1,509	2,264	—	25,004
	12/13/2016	—	—	—	—	—	—	1,509	25,004

(1)	The amounts reported in these columns include potential payouts corresponding to achievement of the threshold, target and maximum performance objectives under the Annual Cash Incentive Plan.
(2)	The amount of each stock award is contingent upon satisfying a performance-based target as of September 30, 2017. If the performance objectives are met or exceeded, the number of shares earned vest 25% on September 30, 2017, 2018, 2019 and 2020, but will become 100% vested upon death, disability or involuntary termination of employment following a change in control.
(3)	Awards are subject to time-based vesting and will vest 25% on September 30, 2017, 2018, 2019 and 2020, but will become 100% vested upon death, disability or involuntary termination of employment following a change in control.
(4)	Amount shown represents the grant date fair value of each equity award computed in accordance with FASB ASC Topic 718, based on attaining the performance at the target level.

Outstanding Equity Awards at Year End. The following table sets forth information with respect to our outstanding equity awards as of September 30, 2017 for our named executive officers.

		Outstanding Equity Awards at Fiscal Year End September 30, 2017
		Option Awards			Stock Awards
Name	Grant Date	Number of securities underlying unexercised options (#) unexercisable/ exercisable(1)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested	Market value of shares or units of stock that have not vested ($)(2)(3)
Gary S. Olson, President and Chief Executive Officer	5/23/08	100,844	$12.35	5/22/18	—	—
	5/20/15	—	—	—	1,437	22,561
	5/20/15	—	—	—	1,538	24,139
	3/4/16	—	—	—	2,774	43,552
	3/4/16	—	—	—	1,387	21,776
	12/13/16	—	—	—	3,395	53,305
	12/13/16	—	—	—	2,591	40,671
Allan A. Muto, Executive Vice President and Chief Financial Officer	5/23/08	90,000	$12.35	5/22/18	—	—
	5/20/15	—	—	—	719	11,280
	5/20/15	—	—	—	769	12,069
	3/4/16	—	—	—	1,387	21,776
	3/4/16	—	—	—	694	10,888
	12/13/16	—	—	—	1,697	26,647
	12/13/16	—	—	—	1,330	20,877
Charles D. Hangen, Senior Vice President, Chief Operating Officer	5/20/15	—	—	—	575	9,024
	5/20/15	—	—	—	615	9,656
	3/4/16	—	—	—	1,572	24,680
	3/4/16	—	—	—	786	12,340
	12/13/16	—	—	—	1,924	30,203
	12/13/16	—	—	—	1,507	23,656
Stephen H. Patterson, Senior Vice President, Chief Lending Officer	12/13/16	—	—	—	1,132	17,768
	12/13/16	—	—	—	887	13,918
Diane K. Reimer, Senior Vice President, Administration/Operations Division	5/23/08	40,485	$12.35	5/22/18	—	—
	5/20/15	—	—	—	479	7,520
	5/20/15	—	—	—	513	8,046
	3/4/16	—	—	—	925	14,523
	3/4/16	—	—	—	463	7,261
	12/13/16	—	—	—	1,132	17,768
	12/13/16	—	—	—	887	13,918

(1)	All option awards listed vested at a rate of 20% per year commencing on May 23, 2009, so all option awards were fully vested and exercisable as of May 23, 2013.
(2)	All restricted stock awards vest at a rate of 25% per year, with the first vesting commencing at the end of the fiscal year during which the grant was received.
(3)	Represents market value for both time-based and performance-based restricted stock grants based on the market price of the Company’s common stock of $15.70 on September 30, 2017.

Option Exercises and Stock Vested. The following table sets forth information with respect to option exercises and stock that vested during the year ended September 30, 2017 for the named executive officers.

	OPTION EXERCISES AND STOCK VESTED FOR THE YEAR ENDED SEPTEMBER 30, 2017
		Option awards		Stock awards
Name	Grant Date	Number of shares acquired on exercise (#)(1)	Value realized on exercise ($)	Number of shares acquired on vesting (#)	Value realized on vesting ($)(2)
Gary S. Olson, President and Chief Executive Officer	5/23/08	135,000	$422,700	—	$—
	7/22/14	—	—	1,129	17,729
	7/22/14	—	—	1,380	21,658
	5/20/15	—	—	1,437	22,561
	5/20/15	—	—	1,538	24,139
	3/4/16	—	—	1,387	21,776
	3/4/16	—	—	694	10,888
	12/13/16	—	—	1,132	17,768
	12/13/16	—	—	864	13,557
Allan A. Muto, Executive Vice President and Chief Financial Officer	5/23/08	35,000	$140,300	—	$—
	7/22/14	—	—	678	10,641
	7/22/14	—	—	828	13,000
	5/20/15	—	—	719	11,280
	5/20/15	—	—	769	12,069
	3/4/16	—	—	694	10,888
	3/4/16	—	—	347	5,444
	12/13/16	—	—	566	8,882
	12/13/16	—	—	443	6,959
Charles D. Hangen, Senior Vice President, Chief Operating Officer	5/23/08	—	$—	—	$—
	7/22/14	—	—	565	8,867
	7/22/14	—	—	690	10,833
	5/20/15	—	—	575	9,024
	5/20/15	—	—	615	9,656
	3/4/16	—	—	786	12,340
	3/4/16	—	—	393	6,170
	12/13/16	—	—	641	10,068
	12/13/16	—	—	502	7,885
Stephen H. Patterson, Senior Vice President, Chief Lending Officer	5/23/08	—	$—	—	$—
	7/22/14	—	—	—	—
	7/22/14	—	—	—	—
	5/20/15	—	—	—	—
	5/20/15	—	—	—	—
	3/4/16	—	—	—	—
	3/4/16	—	—	—	—
	12/13/16	—	—	377	5,923
	12/13/16	—	—	296	4,639
Diane K. Reimer, Senior Vice President, Administration/Operations Division	5/23/08	29,733	$108,525	—	$—
	7/22/14	—	—	452	7,092
	7/22/14	—	—	552	8,666
	5/20/15	—	—	479	7,520
	5/20/15	—	—	513	8,046
	3/4/16	—	—	463	7,261
	3/4/16	—	—	231	3,631
	12/13/16	—	—	377	5,923
	12/13/16	—	—	296	4,639

(1)	Pursuant to the terms of the equity plan, each executive exercised a stock option in a net settlement, whereby the executive tendered option shares back to the Company to satisfy the exercise price, and accordingly the amount shown in the above column does not represent the number of shares of Company stock issued to the executive.
(2)	Based on the $15.70 per share closing price of our common stock on the vesting date, which was September 30, 2017.

Pension Benefits. The table below shows the present value of accumulated benefits payable to each of the named executive officers, including the number of years of service credited to each such named executive officer under each of the Pension Plan and Supplemental Executive Retirement Plans determined using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements.

Pension Benefits
Name	Plan name(1)	Number of years credited service (#)	Present value of accumulated benefit ($)		Payments during last fiscal year ($)
Gary S. Olson,	Pension Plan	40	1,701,745		—
President and Chief Executive Officer	SERP	13	2,190,718		—
Allan A. Muto, Executive Vice President and Chief Financial Officer	Pension Plan	16	425,073		—
Charles D. Hangen Senior Vice President, Chief Operating Officer	Pension Plan	4	35,958		—
Stephen H. Patterson, Senior Vice President, Chief Lending Officer	Pension Plan	—	—		—
Diane K. Reimer,	Pension Plan	34	1,299,759		—
Senior Vice President, Administration/Operations Division	SERP	13	—	(2)	—

(1)	The Company maintains a tax-qualified defined benefit pension plan, which is referred to in this table as the “Pension Plan” and supplemental executive retirement plan, which is referred to in this table as “SERP.” The SERP has a defined-benefit type formula. The terms of the Pension Plan and SERPs are described more fully, below.
(2)	As a result of the SERP’s benefit formula, which provides for reductions for social security and the Company’s tax-qualified plans, Ms. Reimer does not currently have a SERP benefit.

Other Benefit Plans and Agreements

Employment Agreements. ESSA Bancorp has entered into employment agreements with each of the Named Executive Officers except for Mr. Patterson. The agreements with Messrs. Olson, Muto and Hangen have an initial term of three years, and the agreement with Ms. Reimer has an initial term of two years. The employment agreements renew annually unless notice of non-renewal is provided. All employment agreements have renewed annually. Under the agreements, as of September 30, 2017, the base salaries for Messrs. Olson, Muto, Hangen and Ms. Reimer are $420,000, $223,600, $228,000, and $156,000, respectively. Base salaries will be reviewed at least annually and may be increased, but not decreased. In addition to the base salary, each agreement provides for, among other things, participation in bonus programs and other employee pension benefit and fringe benefit plans applicable to executive employees and use of an automobile (in the case of Mr. Olson). The executive’s employment may be terminated for cause at any time, in which event the executive would have no right to receive compensation or other benefits for any period after termination.

Each of the executives is entitled to severance payments and benefits in the event of his or her termination of employment under specified circumstances. In the event the executive’s employment is involuntarily terminated without cause or the executive voluntarily resigns within 90 days following (1) the failure to elect or reelect or to appoint or reappoint the executive to his or her executive position or a material change in the executive’s functions, duties, or responsibilities, which change would cause executive’s position to become one of lesser responsibility, importance or scope; (2) the relocation of executive’s principal place of employment to a location that is more than 50 miles from the location of ESSA Bank & Trust’s principal executive offices (or in the case of Mr. Hangen, 50 miles from his place of principal employment) as of the date of the agreement; (3) a material reduction in benefits and perquisites including base salary (except for any bank-wide or officer-wide reduction); (4) the liquidation or dissolution of ESSA Bancorp or ESSA Bank & Trust; or (5) a breach of the employment agreement by ESSA

Bancorp (collectively, a “Good Reason”), the executive would be entitled to a severance payment equal to three times (in the case of Messrs. Olson and Muto) or two times (for Mr. Hangen and Ms. Reimer) the sum of the executive’s base salary and the highest rate of bonus awarded to the executive during the prior three years (for Messrs. Olson and Muto) or two years (for Ms. Reimer) or the highest target bonus opportunity that was or could have been paid to Mr. Hangen with respect to the two completed fiscal years prior to the year in which the termination of employment occurred, payable in a lump sum within 30 days following the termination date, unless a 6-month delay in payment is required in order to comply with Internal Revenue Code Section 409A. In addition, the executive would be entitled, at ESSA Bancorp’s sole expense, to the continuation of life, medical, dental and vision coverage for 36 months (in the case of Messrs. Olson and Muto) or 24 months (for Mr. Hangen and Ms. Reimer) after termination of the agreement. The executive would also receive a lump sum payment of the excess, if any, of the present value of the benefits he or she would be entitled to under the ESSA Bancorp or ESSA Bank & Trust’s defined benefit pension plan if the executive had continued working for ESSA Bancorp for 36 months (in the case of Messrs. Olson and Muto) or 24 months (for Mr. Hangen and Ms. Reimer) over the present value of the benefits to which the executive is actually entitled as of the date of termination. In the event that the severance payment provisions of the employment agreement were triggered for one of the covered executives at September 30, 2017, the executive would be entitled to a cash severance benefit in the amount of approximately $2,073,000, $1,069,000, up to $708,000, and $515,000, in the case of Messrs. Olson, Muto, Hangen, and Ms. Reimer, respectively.

If the executive’s employment is involuntarily terminated without cause or the executive voluntarily resigns for Good Reason within 24 months following a change in control, the executive would be entitled to the same severance and benefits described in the above paragraph, except Mr. Hangen’s severance multiplier described above increases from two to three; however, such payments may be reduced due to Section 280G of the Internal Revenue Code. The employment agreements for the named executive officers provide for a reduction in the amount of any payments made in connection with a change in control which would otherwise constitute “excess parachute payments” under Section 280G of the Internal Revenue Code. The total payment owed to the executive upon a change in control will be reduced to an amount that is $1.00 less than the amount that would otherwise be an “excess parachute payment” under Code Section 280G.

Upon termination of the executive’s employment other than in connection with a change in control, the executive agrees not to compete with ESSA Bancorp for one year following termination of employment within 50 miles of any existing branch of ESSA Bank & Trust or 50 miles of any office for which ESSA Bank & Trust or a subsidiary has filed an application for regulatory approval.

In the event the executive becomes disabled, ESSA Bancorp would continue to pay the executive his or her base salary for the longer of the remaining term of the agreement or one year, provided that any amount paid to the executive pursuant to any disability insurance would reduce the compensation the executive would receive and will provide life insurance, medical, dental and vision coverage until the earlier of executive’s return to employment, age 65 or death. In the event that the disability benefit provisions of the employment agreement were triggered for one of the covered executives at September 30, 2017, the executive would be entitled to cash disability benefits in an amount up to approximately $1,260,000, $671,000, $456,000 and $312,000 in the case of Messrs. Olson, Muto, Hangen and Ms. Reimer, respectively. In the event the executive dies while employed by ESSA Bancorp, the executive’s estate will be paid the executive’s base salary for one year and the executive’s family will be entitled to continuation of medical, dental and vision benefits for one year after the executive’s death. In the event that the death benefit provisions of the employment agreement were triggered for one of the covered executives at September 30, 2017, Messrs. Olson, Muto, Hangen and Ms. Reimer’s beneficiaries would be entitled to a cash payment in the amount of approximately $441,000, $242,000, $222,000, and $177,000, respectively.

Stock Award and Stock Option Program. Stockholders approved the ESSA Bancorp, Inc. 2016 Equity Incentive Plan (the “2016 Equity Plan”) on March 3, 2016. Under this plan, individuals may receive awards of Company common stock and grants of options to purchase Company common stock. The Compensation Committee believes that stock ownership provides a significant incentive in building stockholder value by further aligning the interests of our officers and employees with stockholders since such compensation is directly linked to the performance of the Company’s common stock. In addition, stock options and restricted stock awards granted to our named executive officers generally vest over a four-year period, with accelerated vesting in the event of death, disability, involuntary termination of employment (other than for cause) of service following a change in control, thereby aiding retention.

Assuming that accelerated vesting occurred as of September 30, 2017 due to death, disability or an involuntary termination of employment (other than for cause) following a change in control, based on the closing price per share of Company common stock on that date, the value of a reasonable estimate of the awards made to the named executive officers for the fiscal year which ended on September 30, 2017 would be as follows: Mr. Olson would receive $206,004 in value for accelerated restricted stock; Mr. Muto would receive $103,538 in value for accelerated restricted stock; Mr. Hangen would receive $109,559 in value for accelerated restricted stock; Mr. Patterson would receive $31,687 in value for accelerated restricted stock and Ms. Reimer would receive $69,037 in value for accelerated restricted stock.

401(k) Plan. ESSA Bank & Trust maintains a non-standardized prototype 401(k) plan through Massachusetts Mutual Life Insurance Company. Employees may participate in the plan when they have attained age 21 and completed one year of service and have been credited with 1,000 hours during the year of service. Participants may make pre-tax salary deferrals to the plan not to exceed $18,500 (which is the 2018 limit; the limit is adjusted annually for IRS-announced cost-of-living increases), provided, however, that a participant over age 50 may contribute an additional $6,000 to the 401(k) plan. In addition to salary deferrals, the 401(k) plan provides that ESSA Bank & Trust will make an employer matching contribution equal to 100% of a participant’s salary deferral contribution, provided that such amount does not exceed 3% of a participant’s compensation, plus 50% of a participant’s salary deferral contribution that exceeds 3% but does not exceed 5% of a participant’s compensation earned during the plan year (for a total maximum employer matching contribution of 4% of a participant’s compensation). All contributions are 100% vested. Distributions will be made upon death, disability, termination of employment, or attainment of age 59-1/2. In addition to the other self-directed investment alternatives offered under the plan, participants are offered the opportunity to purchase stock in the Company through a unitized employer stock fund, consisting of 95% stock and 5% cash. Benefits are paid in the form of lump sum.

Employee Stock Ownership Plan. ESSA Bank & Trust sponsors the ESSA Bank & Trust Employee Stock Ownership Plan for the benefit of its employees. Employees who are at least 21 years old with at least one year of service during which the employee has completed at least 1,000 hours of service with ESSA Bank & Trust are eligible to participate. As part of ESSA Bank & Trust’s 2007 stock offering, the Employee Stock Ownership Plan trust borrowed funds from the Company and used those funds to purchase a number of shares equal to 8% of the common stock sold in the offering (1,358,472 shares). Collateral for the loan is the common stock purchased by the Employee Stock Ownership Plan. The loan will be repaid principally from ESSA Bank & Trust’s discretionary contributions to the Employee Stock Ownership Plan over a period of up to 30 years. The loan documents provide that the loan may be repaid over a shorter period, without penalty for prepayments. Shares purchased by the Employee Stock Ownership Plan will be held in a suspense account for allocation among participants as the loan is repaid.

Contributions to the Employee Stock Ownership Plan and shares released from the suspense account in an amount proportional to the repayment of the Employee Stock Ownership Plan loan will be allocated among Employee Stock Ownership Plan participants on the basis of compensation in the year of allocation. Participants will be 100% vested in benefits under the plan upon completion of three years of credited service, with credit given to participants for years of credited service with ESSA Bank & Trust’s mutual predecessor. A participant’s interest in his or her account under the plan will also fully vest in the event of termination of service due to a participant’s early or normal retirement, death, disability, or upon a change in control (as defined in the plan). Vested benefits will be payable in the form of common stock and/or cash. ESSA Bank & Trust’s contributions to the Employee Stock Ownership Plan are discretionary, subject to the loan terms and tax law limits. Therefore, benefits payable under the Employee Stock Ownership Plan cannot be estimated. Pursuant to generally accepted accounting principles, we are required to record compensation expense each year in an amount equal to the fair market value of the shares released or committed to be released from the suspense account.

Defined Benefit Pension Plan. ESSA Bank & Trust maintains an individually designed, tax-qualified defined benefit plan (the “Pension Plan”). ESSA Bank & Trust annually contributes an amount to the plan necessary to at least satisfy the minimum funding requirements established under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). Effective February 28, 2017, ESSA Bank & Trust “froze” all future enrollments and benefit accruals under the Pension Plan.

Supplemental Executive Retirement Plan. ESSA Bank & Trust maintains the Supplemental Executive Retirement Plan (“Supplemental Retirement Plan”). At September 30, 2017, Mr. Olson and Ms. Reimer were participants in the Supplemental Retirement Plan.

The Supplemental Retirement Plan is designed to provide participants with a normal retirement benefit, which is an annual benefit equal to 70% of the participant’s highest average compensation (determined over a consecutive 5-year period within the last 10 years of employment) reduced by the sum of fifty-percent of annual social security benefits, annualized benefits payable under ESSA Bank & Trust’s tax-qualified defined benefit pension plan, and the annualized employer contributions to ESSA Bank & Trust’s 401(k) Plan and ESOP.

If a participant has been employed with ESSA Bank & Trust for at least 30 years upon normal retirement age (65) or early retirement age (60), then the benefit described in the Supplemental Retirement Plan will be paid to the participant for no less than 16 years following the participant’s retirement, unless the participant elects to receive the present value of the payments as a lump sum. All of the covered participants have elected a lump sum payment. The normal retirement benefit is reduced by 0.05% for each month the participant terminates employment after early retirement age but prior to normal retirement age. If a participant terminates employment within two years following a change-in-control, the participant will be entitled to the normal retirement benefit as if the participant had been employed to age 65, and the benefit will be paid in a lump sum. Benefits become vested after 5 years of service. All participants are fully vested in the benefit. If the participant dies or becomes disabled while actively employed by us, the amount accrued under the plan as of the date of the participant’s termination of employment will be paid to the participant (or beneficiary in the event of death) in a lump sum. Lump sum payments are determined by assuming payments would otherwise be made for 16 years and using a discount rate that is used in FASB 87 calculations.

If Mr. Olson’s employment terminated due to death, disability or change in control, respectively, on September 30, 2017, Mr. Olson would be entitled to $1,556,942, $2,149,450 and $2,481,636, respectively. As a result of the Supplemental Retirement Plan’s formula, Ms. Reimer would not have been entitled to a Supplemental Retirement Plan benefit in the event her employment terminated, for any reason, on September 30, 2017.

We recorded an expense of $447,000 for the Supplemental Retirement Plan during the fiscal year ended September 30, 2017.

Split Dollar Life Insurance Agreements. The Company has entered into split dollar life insurance agreements with Messrs. Olson, Muto, and Ms. Reimer. Under the agreements, if the executive dies while employed by the Company, the executive’s beneficiary will receive four times the executive’s base salary (five times for Mr. Olson) in a lump sum. The Company has purchased bank-owned life insurance policies to fund these obligations. The Summary Compensation Table includes the value of these benefits.

Director Compensation

Each of the individuals who serves as a director of ESSA Bancorp also serves as a director of ESSA Bank & Trust and each non-employee director earns director and committee fees in that capacity. Each non-employee director (except for the Chairman of the Board) is paid a fee of $2,000 per month for their service and $1,000 for each Board meeting attended. In addition, the Chairperson of a committee is paid $750 for each committee meeting attended and an annual retainer of $4,000 in the case of the Audit Committee Chairperson and $2,000 each in the case of the Chairpersons of the Compensation Committee and Nominating and Corporate Governance Committee. Committee members are paid $500 for each committee meeting attended. In lieu of the above mentioned fees, the Chairman of the Board is paid an annual retainer of $60,000 and $1,500 for each Board meeting attended. The Chairman of the Board is not compensated for attendance at any committee meetings.

ESSA periodically reviews its non-employee director compensation programs relative to market practices. In fiscal year 2017, ESSA conducted this market analysis with the assistance of Pearl Meyer using pay levels and compensation practices of the same Peer Group used to benchmark pay for ESSA’s executive officers. Based on the review, Pearl Meyer found that ESSA’s non-employee director compensation levels were generally below competitive market rates. The Compensation Committee did not find that changes or increases to the program were necessary at this time.

ESSA also has stock ownership guidelines for all non-employee directors. Under these ownership guidelines, directors are required to own shares of common stock equal to one and a half times the annual retainer paid to the directors. The annual retainer paid to non-employee directors (except for the Chairman of the Board) as of September 30, 2017 is $24,000. New directors have five years to meet this requirement. As of September 30, 2017, all non-employee directors who have served as directors of the Company for five years or more have met this requirement.

The following table sets forth the total fees received by the non-management directors during the fiscal year ended September 30, 2017:

Name	Fees earned or paid in cash ($)	All other compensation(2)($)	Total ($)
Daniel J. Henning	44,750	98	44,848
Frederick E. Kutteroff	46,000	607	46,607
Elizabeth B. Weekes	41,750	67	41,817
Robert C. Selig, Jr.	42,500	144	42,644
William A. Viechnicki, D.D.S.	78,000	210	78,210
Brian T. Regan	38,000	24	38,024
Timothy S. Fallon	39,500	—	39,500
Philip H. Hosbach IV(1)	3,000	—	3,000
Joseph S. Durkin	37,500	—	37,500
Christine Davis Gordon	38,000	—	38,000

(1)	Mr. Hosbach resigned from the Board of Directors on October 31, 2016.
(2)	For each director, other than Messrs. Fallon, Durkin and Ms. Gordon, the Company maintains life insurance arrangements providing for a death benefit of $100,000. Amounts shown reflect the amount related to the life insurance arrangements.

Split Dollar Life Insurance Agreements. The Company entered into split dollar life insurance agreements with all of its directors except Messrs. Fallon, Durkin and Ms. Gordon. Under the agreements, when the director dies, the director’s beneficiary will receive $100,000 in a lump sum. The Company has purchased bank-owned life insurance policies to fund these obligations. The Company also pays each director (other than Messrs. Regan, Fallon, Hosbach, Durkin and Ms. Gordon) an annual cash bonus equal to the value of the taxes the director must pay on the imputed value of the life insurance coverage.

PROPOSAL II – RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTANTS

The Company’s independent registered public accountants for the fiscal year ended September 30, 2017 were S.R. Snodgrass, P.C. (“Snodgrass”). The Audit Committee of the Board has approved the engagement of Snodgrass to be the Company’s independent registered public accountants for the fiscal year ending September 30, 2018, subject to the ratification of the appointment by the Company’s stockholders at the Annual Meeting.

Stockholder ratification of the selection of Snodgrass is not required by the Company’s Bylaws or otherwise. However, the Board will submit the selection of the independent registered public accountants to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection of Snodgrass, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee may, at its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such change is in the best interests of the Company and its stockholders.

Fees Paid to Snodgrass

Set forth below is certain information concerning aggregate fees for professional services rendered by Snodgrass during fiscal years 2017 and 2016.

Audit Fees. The aggregate fees billed to the Company by Snodgrass for professional services rendered for the audit of the Company’s annual consolidated financial statements, review of the consolidated financial statements included in the Company’s annual report on Form 10-K and services that are normally provided by Snodgrass in connection with statutory and regulatory filings and engagements were $230,216 and $238,311 during fiscal 2017 and 2016, respectively.

Audit Related Fees. The aggregate fees billed to the Company by Snodgrass for assurance and related services rendered that are reasonably related to the performance of the audit of and review of the consolidated financial statements and that are not already reported in “Audit Fees” above, were $27,750 and $27,000 during fiscal 2017 and 2016, respectively. These services were primarily related to the audits of the Company’s employee benefit plans.

Tax Fees. The aggregate fees billed to the Company by Snodgrass for professional services rendered for tax compliance were $28,986 and $30,273 during fiscal 2017 and 2016, respectively.

Other Fees. The aggregate fees billed to the Company by Snodgrass for professional services rendered for facilitation of strategic planning were $0 and $3,315 during fiscal 2017 and 2016, respectively.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Registered Public Accountants

The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by the independent registered public accountants. These services may include audit services, audit-related services, tax services and other services. Pre-approval is provided for up to one year, and any pre-approval is detailed as to the particular service or category of services and is subject to a specific budget. The Audit Committee has delegated pre-approval authority to its Chair when necessary, with subsequent reporting to the Audit Committee. The independent registered public accountants and management are required to report to the Audit Committee quarterly regarding the extent of services provided by the independent registered public accountants in accordance with this pre-approval policy, and the fees for the services performed to date.

Required Vote and Recommendation of the Board

In order to ratify the appointment of Snodgrass as independent registered public accountants for fiscal 2018, the proposal must receive the affirmative vote of at least a majority of the votes cast at the Annual Meeting, either in person or by proxy.

THE BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF SNODGRASS AS INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS.

PROPOSAL III – ADVISORY VOTE ON EXECUTIVE COMPENSATION

The compensation of our Principal Executive Officer and our four other most highly compensated executive officers of ESSA Bancorp (“Named Executive Officers”) is described in “PROPOSAL I—ELECTION OF DIRECTORS—Executive Compensation.” Stockholders are urged to read the Executive Compensation section of this Proxy Statement, which discusses our compensation policies and procedures with respect to our Named Executive Officers.

Based on the information and rationale contained in the CD&A above, included among other things our performance-drive compensation program, our risk-management, and our adherence to best governance practices, we believe stockholders should vote in favor of the compensation program.

Stockholders will be asked at the Annual Meeting to provide their support with respect to the compensation of our Named Executive Officers by voting on the following advisory, non-binding resolution:

RESOLVED, that the stockholders of ESSA Bancorp, Inc. (the “Company”) approve, on an advisory basis, the compensation of the Company’s Named Executive Officers described in the Executive Compensation section of the Proxy Statement.

This advisory vote, commonly referred to as a “say-on-pay” advisory vote, is non-binding on the Board of Directors. Although non-binding, the Board of Directors and the Compensation Committee value constructive dialogue on executive compensation and other important governance topics with our stockholders and encourages all stockholders to vote their shares on this matter. The Board of Directors and the Compensation Committee will review the voting results and take them into consideration when making future decisions regarding our executive compensation programs.

Unless otherwise instructed, validly executed proxies will be voted “FOR” this resolution.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RESOLUTION SET FORTH IN PROPOSAL III.

STOCKHOLDER PROPOSALS FOR THE 2019 ANNUAL MEETING

In order to be eligible for inclusion in the proxy materials for next year’s Annual Meeting of Stockholders, any stockholder proposal to take action at such meeting must be received at the Company’s Executive Office, 200 Palmer Street, Stroudsburg, Pennsylvania 18360, no later than September 28, 2018. Any such proposals shall be subject to the requirements of the proxy rules adopted under the Exchange Act.

Advance Notice of Business to be Conducted at an Annual Meeting

Under our Bylaws, a stockholder must follow certain procedures to nominate persons for election as directors or to introduce an item of business at a meeting of stockholders. These procedures provide, generally, that stockholders desiring to make nominations for directors, or to bring a proper subject of business before the meeting, must do so by a written notice timely received generally not later than September 28, 2018.

Nothing in this paragraph shall be deemed to require us to include in our proxy statement and proxy relating to an annual meeting any stockholder proposal that does not meet all of the requirements for inclusion established by the Securities and Exchange Commission in effect at the time such proposal is received.

OTHER MATTERS

The Board is not aware of any business to come before the Annual Meeting other than the matters described above in this proxy statement. However, if any matters should properly come before the Annual Meeting, it is intended that holders of the proxies will act in accordance with their best judgment.

The Audit Committee Report and the Report of the Compensation Committee included in this proxy statement shall not be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference. The Audit and Compensation Committee Reports shall not otherwise be deemed filed under such Acts.

An additional copy of the Company’s annual report on Form 10-K for the year ended September 30, 2017, will be furnished without charge upon written or telephonic request to Suzie T. Farley, Corporate Secretary, 200 Palmer Street, Stroudsburg, Pennsylvania, 18360 or call (570) 421-0531.

Stroudsburg, Pennsylvania	Suzie T. Farley
January 25, 2018	Corporate Secretary

Admission Ticket

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Standard Time, on February 28, 2018.

Vote by Internet • Go to www.investorvote.com/ESSA • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed, FOR Proposal 2 and FOR
	Proposal 3.	+

1.	Election of Directors for a three-year term to expire in 2021:
		For	Withhold		For	Withhold		For	Withhold
	01 -TIMOTHY S. FALLON	☐	☐	02 - ROBERT C. SELIG, JR.	☐	☐	03 - BRIAN T. REGAN	☐	☐

		For	Against	Abstain		For	Against	Abstain

2.	The ratification of the appointment of S.R. Snodgrass, P.C. as independent registered public accountants for the fiscal year ending September 30, 2018;	☐	☐	☐	3.

The consideration of an advisory, non-binding resolution with respect to the executive compensation described in the Proxy Statement; and to transact such other business as may properly come before the Annual Meeting, and any adjournment or postponement thereof.

						☐	☐	☐

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - B ON BOTH SIDES OF THIS CARD.

⬛	1 P C F	+

02Q7YE

2018 ESSA Bancorp, Inc. Annual Meeting Admission Ticket

2018 Annual Meeting of

ESSA Bancorp, Inc. Stockholders

Thursday, March 1, 2018, 10:00 a.m. Local Time

Northampton Community College, Monroe Campus

2411 Rt. 715, Tannersville, PA 18372

Upon arrival, please present this admission ticket

and photo identification at the registration desk.

If you attend the meeting without the Annual Meeting Admission Ticket (see above), you may be asked to show proper identification such as:

•	A driver’s license with a photograph issued by the state in which the bank is located.
•	U.S. passport or alien registration card.
•	State ID card with a photograph issued by the State in which the bank is located.

From I-80

Take Exit 299, Tannersville. Go South on 715 for one mile. The Campus entrance is on the right at Warner Rd., just past Railroad Ave.

From Tannersville Route 611

Take 611 to 715 South. Go South on 715 for one mile. The Campus entrance is on the right at Warner Rd., just past Railroad Ave.

From points south of Tannersville

Take Route 715 North toward Tannersville. The Campus entrance is on the left at Warner Rd., one mile before I-80.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders.

The Annual Meeting Material is available at: www.essaproxy.com

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

+

Proxy — ESSA Bancorp, Inc.

Notice of 2018 Annual Meeting of Stockholders

200 Palmer Street, PO Box L, Stroudsburg, PA 18360

Proxy Solicited by Board of Directors for Annual Meeting – March 1, 2018

Each of the members of the Board of Directors, other than the nominees for director included in Proposal 1, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of ESSA Bancorp, Inc. to be held on March 1, 2018 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR all of the nominees listed in Proposal #1, FOR Proposal #2 AND FOR Proposal #3.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)

C	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance
		Mark the box to the right if you plan to attend the Annual Meeting.	☐

⬛	IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A- B ON BOTH SIDES OF THIS CARD.	+